UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NMI Holdings, Inc.
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NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608
March 27, 2019

Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of NMI Holdings, Inc. The meeting will be held as a virtual meeting on Thursday, May 9, 2019. The meeting will begin at 8:30 a.m. Pacific Time. You will be able to attend the annual meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/NMIH2019 when you enter the 16-digit Control Number provided to you by us on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail. Prior to and during the meeting you may vote on the proposals described in this proxy statement. Your vote is important. Even if you plan to participate in the meeting, we encourage you to vote as soon as possible over the telephone or the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. You may also vote online during the meeting until voting is closed.
The accompanying Notice of 2019 Annual Meeting of Stockholders and proxy statement describe the items to be considered and acted upon by the stockholders at the meeting and include important information about the meeting and the voting process.
Sincerely,
Bradley M. Shuster
Executive Chairman

NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of NMI Holdings, Inc.:
The 2019 Annual Meeting of Stockholders (Annual Meeting) of NMI Holdings, Inc. (NMI) will be held as a virtual meeting on Thursday, May 9, 2019, at 8:30 a.m. Pacific Time, to vote on the following matters:

1.	Election of nine directors;

2.	Advisory approval of our executive compensation;

3.	Advisory vote on whether the frequency of the stockholder vote on our executive compensation should be every one, two or three years;

4.	Ratification of the appointment of BDO USA, LLP as NMI's independent auditors; and

5.	Any other matters that properly come before the Annual Meeting.
You will be able to attend the Annual Meeting via live audio webcast and vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NMIH2019 when you enter your 16-digit Control Number provided to you by NMI on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail.
The record date for the Annual Meeting is March 15, 2019. Only stockholders of record at the close of business on that date are entitled to notice and to vote. Each stockholder of record will be entitled to one vote for each share that it held on the record date.
Beginning on March 29, 2019, we will send to our stockholders of record on the record date a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of our proxy materials free of charge.
Your vote is important. Even if you expect to attend the Annual Meeting via the live audio webcast, please vote over the telephone or the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote again in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors
Bradley M. Shuster
Executive Chairman

March 27, 2019

NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608
PROXY STATEMENT
This proxy statement is delivered in connection with the solicitation of proxies by the Board of Directors (the Board) of NMI for use at our 2019 Annual Meeting to be held as a virtual meeting on Thursday, May 9, 2019, at 8:30 a.m Pacific Time, and any postponement or adjournment of the meeting. You will be able to attend the Annual Meeting via live audio webcast and vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NMIH2019 when you enter your 16-digit Control Number provided to you on your Notice of Internet Availability of Proxy Materials (the Availability Notice) or on your proxy card if you receive materials by mail. We encourage you to vote prior to the meeting on the proposals described in this proxy statement below. In this proxy statement we refer to NMI Holdings, Inc. as NMI, the Company, we, our or us.
This proxy statement and form of proxy card are first being sent to stockholders on March 29, 2019, in order to furnish information relating to the business to be transacted at the meeting. A copy of the Notice of 2019 Annual Meeting of Stockholders (Notice of Meeting) accompanies this proxy statement. These materials are also available on the internet at www.proxyvote.com.
ABOUT THE ANNUAL MEETING AND PROXY STATEMENT
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will act on the matters listed in our Notice of Meeting, including the election of the nine directors named in this proxy statement, an advisory vote on our executive compensation, an advisory vote on the frequency of advisory votes on our executive compensation, and the ratification of the appointment of BDO USA, LLP (BDO) as our independent registered public accounting firm for the year ending December 31, 2019.
Who is entitled to notice of and to vote at the Annual Meeting?
Only stockholders of record at the close of business on March 15, 2019, the record date for the Annual Meeting, are entitled to receive notice and to vote. For each share of Class A common stock that you held on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 66,953,989 shares of Class A common stock were outstanding and entitled to vote.
Why did I receive a notice regarding internet availability of proxy materials instead of a paper copy of printed materials?
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (SEC), we are permitted to furnish proxy materials, including this proxy statement, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Beginning on or about March 29, 2019, we will send to our stockholders the Availability Notice containing instructions on how to access this proxy statement and our Annual Report via the internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Availability Notice and may request a printed set of the proxy materials free of charge by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Availability Notice. By participating in the e-proxy process, we save printing and mailing expenses and reduce the environmental impact of our Annual Meeting.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Pursuant to rules adopted by the SEC, we are delivering a single copy of the Availability Notice and, if applicable, proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This "householding" process will save us printing and mailing expenses and reduce the environmental impact of our Annual Meeting. Stockholders who participate in householding will continue to be able to receive separate proxy cards and vote separately. Upon request, we will deliver promptly a separate copy of the Availability Notice and, if applicable, the proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these documents. If you would like to receive a separate copy, please send a request to the Corporate Secretary at our executive offices. If your shares are held of record by a broker, bank or other nominee, please contact that record holder to request information about householding.
How do I attend the Annual Meeting?
As permitted by Delaware law and our Third Amended and Restated Bylaws (the Bylaws), our Annual Meeting will be held solely as a virtual meeting live via the internet, and not at any physical location. You will be able to attend the Annual Meeting via live audio webcast by visiting the Company's virtual meeting website at www.virtualshareholdermeeting.com/NMIH2019 on Thursday, May 9, 2019, at 8:30 a.m. Pacific Time. Upon visiting the meeting website, you will be prompted to enter your 16-digit Control Number provided to you on your Availability Notice or on your proxy card if you receive materials by mail. Your unique Control Number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the Annual Meeting on the meeting website. Further instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are available at www.proxyvote.com.
How do I vote my shares?
If you were a registered stockholder on the record date, you may vote your shares of Class A common stock by visiting the Company's online voting website at www.proxyvote.com and following the voting instructions on the website. You may also vote your shares by telephone by calling 1-800-690-6903 and following the voting instructions read to you by the automated operator.
Upon visiting the meeting website or calling the call-in telephone line, you will be prompted to enter your 16-digit Control Number provided to you on your Availability Notice or on your proxy card if you receive materials by mail. Your unique Control Number allows us to identify you as a stockholder and will enable you to securely cast votes.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day beginning at 12:01 a.m. Pacific Time on March 29, 2019. Internet and telephone voting will close promptly at 11:59 p.m. Eastern Time, on Wednesday, May 8, 2019. After this, you will only be able to vote by attending the Annual Meeting via live audio webcast, as described above. After voting is closed during the Annual Meeting you will no longer have the ability to vote your shares.
If you hold your shares in more than one account, you will receive separate voting credentials for each such account. Please be sure to log on separately for each account in order to cast all votes that you are entitled to cast at the Annual Meeting.
If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope. Further instructions on how to vote by mail are included on the proxy card.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain banks and brokers.
How are votes counted?
A quorum is necessary for us to conduct the business of the Annual Meeting. This means that holders of at least a majority of the shares of Class A common stock entitled to vote must be present at the meeting. Your shares are counted as present at the Annual Meeting if they are voted. Shares that "ABSTAIN" and broker non-votes (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote) on any matter will be counted to determine the presence of a quorum, but will not be counted as votes for or against any matter.
Under our Bylaws, directors are elected by a plurality of the votes cast. Accordingly, the nine director nominees that receive the greatest number of votes at the Annual Meeting will be elected. In an uncontested election of directors, a director will be elected if he or she receives at least one vote.
Under our Bylaws, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the Annual Meeting is required for the advisory approval of our executive compensation and the ratification of the appointment of BDO USA, LLP as our independent auditors. The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast in favor of such frequency, whether every one, two or three years, will be the frequency of the advisory vote on executive compensation that stockholders are deemed to have approved.
How may I access the stockholder list?
Under our Bylaws, stockholders are permitted to access a list showing the name, registered address and number of registered shares for each registered stockholder of the Company entitled to vote at the Annual Meeting. The list is open to the examination of any stockholder at our executive offices, for any purpose germane to the Annual Meeting, during ordinary business hours for 10 days prior to the Annual Meeting. During the Annual Meeting, you may access the list by visiting www.virtualshareholdermeeting.com/NMIH2019 when you enter your 16-digit Control Number provided to you on your Availability Notice or on your proxy card if you receive materials by mail.

May I change my vote?
You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. You may change your vote by submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting during the meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked by providing a written notice of revocation to the Company's Corporate Secretary at our executive offices.
How does the Board recommend that I vote?
The Board unanimously recommends that you vote:
"FOR" each of the nominees for director (Item 1);
"FOR" the advisory approval of our executive compensation (Item 2);
"FOR" the option of "one year" as the frequency of the stockholder vote on our executive compensation (Item 3); and
"FOR" the ratification of the appointment of BDO USA, LLP as NMI's independent auditors (Item 4).
Will any other items be acted upon at the Annual Meeting?
As of the date of this proxy statement, the Board does not know of any other business to be presented at the Annual Meeting. If other business is properly brought before the Annual Meeting, your proxy will be voted in the discretion of the proxies with respect to such other business unless you earlier revoke your proxy.
What is the deadline for submission of stockholder proposals and Director nominees for the next Annual Meeting?
Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2020 proxy statement (other than nominations for candidates for election as directors) and to be acted upon at our 2020 annual meeting of stockholders must be received by us, attention: Corporate Secretary, at our executive offices on or prior to November 27, 2019. If, however, the 2020 annual meeting is more than 30 days before or after the anniversary date of the 2019 Annual Meeting, then the deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2020 proxy statement and to be acted upon at our 2020 annual meeting will be a date that we determine to be a reasonable time before we begin to print and send our proxy materials. In this event, we will disclose this deadline in a public filing with the SEC.
Under our Bylaws, a stockholder who wishes to submit a proposal for consideration at the 2020 annual meeting not pursuant to SEC Rule 14a-8, including nominations of candidates for election as directors, must give timely written notice of the proposal to the Corporate Secretary at our executive offices in accordance with the procedures set forth in our Bylaws, which are available on our website at ir.nationalmi.com/governance.cfm. Such notice must be delivered to the Corporate Secretary no earlier than the close of business on January 10, 2020 and no later than the close of business on February 9, 2020. If, however, the date of the 2020 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2019 Annual Meeting, notice must be delivered by the stockholder between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2020 annual meeting or, if the first public announcement of the date of the 2020 annual meeting is less than 100 days before the date of such meeting, then the notice by the stockholder must be delivered by the 10th day after such public announcement. The notice must comply with the disclosure requirements set forth in our Bylaws.
Who bears the cost of this solicitation?
The Company bears the costs of preparing, assembling and delivering these proxy-soliciting materials and all costs of solicitation of proxies from our stockholders.
How may I obtain a copy of the company's Annual Report on Form 10-K?
Our Annual Report on Form 10-K for the year ended December 31, 2018 has been posted, and is available without charge, on our corporate website at ir.nationalmi.com/financials.cfm. In addition, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to NMI Holdings, Inc., Attention: Corporate Secretary, 2100 Powell Street, 12th Floor, Emeryville, CA 94608.
Whom should I contact with additional questions?
If you have any questions about the proxy voting process, please contact the bank, broker or other nominee through which you hold your shares. Additionally, if you have any questions unrelated to voting your shares, please contact John Swenson at (510) 788-8417 or by email at john.swenson@nationalmi.com.

ITEM 1 - ELECTION OF DIRECTORS
Our Bylaws provide that the number of members of our Board will be determined from time to time by resolution of the Board, which currently consists of eight members. Upon election at our annual stockholder's meeting, each of our directors serves a one-year term until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
The Board, upon the recommendation of the Governance and Nominating Committee, has nominated Bradley M. Shuster, Steven L. Scheid, Michael Embler, James G. Jones, Lynn McCreary, Claudia J. Merkle, Michael Montgomery, Regina Muehlhauser, and James H. Ozanne for election to the Board to serve for one year, until our 2020 Annual Meeting of Stockholders. If Ms. McCreary is elected by the stockholders at our Annual Meeting, the Board will be expanded to nine members.
Information about Our Directors
The Governance and Nominating Committee is responsible for recommending to the Board a slate of nominees for election as directors at the Company's annual meeting of stockholders. Although the Board does not have a formal diversity policy, the Board believes that the members of the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. Accordingly, the Board and the Governance and Nominating Committee consider the qualifications of director candidates individually and in the broader context of the Board's overall composition and the Company's current and future needs. The Governance and Nominating Committee seeks a variety of occupational and personal backgrounds on the Board to obtain a range of viewpoints and perspectives and to enable the Board to have access to a diverse body of talent and expertise relevant to the Company's activities. One-third of our director nominees for our 2019 annual stockholder's meeting are women.
The Board and the Governance and Nominating Committee consider a variety of factors when reviewing the qualifications of each director nominee, which are set forth in our Corporate Governance Guidelines, posted on our website at ir.nationalmi.com/governance.cfm. At present, the Governance and Nominating Committee does not use third parties to help identify nominees for the Board, although it may do so in the future. The Company believes that each director nominee should generally:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;

•	maintain a genuine interest in the Company and recognize that as a member of the Board he or she is accountable to the stockholders of the Company and not to any particular interest group;

•	have financial services or other relevant industry experience gained through senior management or board of director service;

•	have prior board experience, either as a director of a public company or as both an executive officer of a public company and a director of a privately held company;

•	not serve on more than three other boards of directors of public companies;

•	meet the independence requirements under NASDAQ listing requirements (other than any management directors);

•	have the ability and be willing to spend the time required to function effectively as a director;

•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and

•	possess independent opinions and be willing to express them in a constructive manner.
In addition, our Corporate Governance Guidelines provide that a majority of our directors must be independent.
The following provides biographical information about each of our director nominees. In reaching its determination to recommend each of the director nominees for election at this Annual Meeting, the Board and the Governance and Nominating Committee considered the qualifications of these nominees and determined that each nominee meets the above-listed criteria and is highly skilled and qualified to serve as a member of the Board and to work with management to guide and develop the Company as an industry leader in the private mortgage insurance industry.
Bradley M. Shuster, Executive Chairman of the Board
Mr. Shuster, 64, has served as Executive Chairman of our Board since January 2019. Mr. Shuster served as Chairman and Chief Executive Officer from 2012 to 2018. From April 2012 to December 31, 2014, Mr. Shuster also served as our President. With Mr. Shuster's extensive experience developing and operating mortgage insurance companies and insurance industry background, we believe he is qualified to serve as Executive Chairman of our Board. From 2008 to 2011, Mr. Shuster held various consulting positions assisting private investors with evaluating opportunities in the insurance industry. Mr. Shuster was an executive of The PMI Group, Inc. (PMI) from 2003 to 2008, where he served as president of International and Strategic Investments and chief executive officer of PMI Capital Corporation. Prior to that, he served as PMI's executive vice president of Corporate Development and senior vice president, treasurer and chief investment officer. Mr. Shuster was responsible for PMI's international operations, coordinating both acquisitions and de novo operations in diverse markets including Australia, Canada, Europe and Hong Kong. Prior to leaving PMI, Mr. Shuster was instrumental in the sale of PMI's Australian operations to QBE Group, a global insurance company, for approximately $1 billion. Before joining PMI in 1995, Mr. Shuster was a partner at Deloitte LLP, where he served as partner-in-charge of Deloitte's Northern California Insurance Practice and Mortgage Banking Practice. He holds a B.S. from the University of California, Berkeley and an M.B.A. from the University of California, Los Angeles. He is an independent director of McGrath RentCorp (from 2017) and of Luther Burbank Corporation (from 1999).
Steven L. Scheid, Lead Director
Mr. Scheid, 65, has served as a member of our Board since April 2012. A veteran financial industry executive with over 40 years of experience, Mr. Scheid has a deep expertise in finance, retail strategies, risk management and investment services, and we believe he is qualified to serve on our Board. He served on the boards of Blue Nile Company, an online retailer of diamonds and fine jewelry (2007-2015); Janus Capital Group Inc., a global investment firm (2002-2012); and The PMI Group, Inc. (2002-2009). Mr. Scheid was previously a partner at Strategic Execution Group, a consulting firm, from 2007 to 2012. He served as the chairman of Janus Capital Group Inc. until 2012 and also served as the company's chief executive officer from 2004 to 2006. Mr. Scheid was an operating partner at Thoma Bravo, LLC, a private equity firm from 2008 to 2011. From 1996 to 2002, Mr. Scheid served in multiple senior executive positions for Charles Schwab Corporation. He was vice chairman of the Charles Schwab Corporation and president of the Schwab Retail Group. Prior to these roles, Mr. Scheid served as Schwab's chief financial officer and was the chief executive officer of Charles Schwab Investment Management. He served as the Federal Reserve Bank of San Francisco's representative on the Federal Advisory Council in Washington, D.C. from September 2000 to February 2002. Mr. Scheid is a certified public accountant and holds a B.S. in accounting from Michigan State University.
Michael Embler, Director
Mr. Embler, 54, has served on our Board since July 2012. Mr. Embler has over 20 years of experience in investments and financial markets. Mr. Embler also serves on the boards of American Airlines Group (from 2013), Taubman Centers (from January 2018) and Mohonk Preserve (from 2014), a non-profit nature preserve. Previously, he was on the boards of Abovenet, Inc. (2003-2012), Dynegy Inc. (2011-2012), CIT Group (2009-2016), Kindred Healthcare (2001-2008) and Grand Union Company (1999-2000). Mr. Embler served as the chief investment officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc., overseeing approximately $60 billion in assets and 25 investment professionals. He joined Franklin in 2001 and retired in 2009. Prior to serving as chief investment officer, he managed the firm's distressed investing strategy. Previously, from October 1992 to May 2001, he held various positions at Nomura Holdings America. In his role as managing director from 2000 until 2001, Mr. Embler managed a team which invested a proprietary fund focused on distressed and other event-driven corporate investments. Mr. Embler received a B.S. in economics from the State University of New York at Albany and earned an M.B.A. in finance from George Washington University. Based on Mr. Embler's extensive financial industry background, we believe he is qualified to serve on the Board.
James G. Jones, Director
Mr. Jones, 70, has served on our Board since July 2012. Mr. Jones also serves as an independent director on the boards of Advanced Payment Solutions (from 2004), Bora Payment Systems (from 2009), and Qualpay (from 2015) and has previously served on the boards of Community Lend, Visa USA, E- Loan, Inc., BA Merchant Services, DebtMarket, Residential Capital, LLC and Bank of America, NA. Previously in his career, he held senior executive positions for major banks and financial services companies. From May 1992 to September 2000, Mr. Jones served as the group executive vice president for consumer credit and subsequently as president of direct banking at Bank of America. He was a vice chairman at Providian Financial Services from September 2000 to June 2003. He was a senior executive vice president with Universal Savings Bank from November 2004 to March 2006. He subsequently served as chief executive officer of Aegis Mortgage from October 2006 to February 2007, after which he served as the chief executive officer at GMAC Residential Capital, a major participant in US residential finance, from February 2007 to August 2008. From January 2010 to January 2015, Mr. Jones served as the chairman and chief executive officer of AccountNow, Inc., a leading internet prepaid card issuer. Mr. Jones also directed consumer finance business lines at Citicorp (1974-1978), Crocker National Bank (1978-1983) (including mortgage servicing) and Wells Fargo (1983-1992) (including residential finance). Mr. Jones holds a B.A. in psychology from Washburn University, an M.A. in industrial psychology from the University of Nebraska at Omaha and an M.B.A. from the University of Kansas. With Mr. Jones' more than 40 years of executive experience in commercial banking, consumer lending, payment processing and related financial services, we believe he is qualified to serve on our Board.
Lynn S. McCreary, Director Nominee
Ms. McCreary, 59, currently is the Chief Legal Officer and Chief Compliance Officer at Fiserv, Inc., a Fortune 500 financial services technology provider, where she also serves as Corporate Secretary. Ms. McCreary is responsible for risk, ethics and compliance and the legal affairs of the organization, including mergers, acquisitions and divestitures, commercial contracts, employment matters, securities, intellectual property, litigation and government compliance. From 2010 to 2013, Ms. McCreary served as Fiserv's Deputy General Counsel, and from 2013 to 2016, she ran the legal and corporate compliance functions. In her role, Ms. McCreary serves on Fiserv's Executive Committee and is a senior advisor to Fiserv's CEO, board and business leaders on a broad array of business matters. Prior to joining Fiserv, Ms. McCreary spent over 16 years in private practice representing commercial, retail, financial and insurance companies' interests. Ms. McCreary earned a bachelor's degree from Western New England College and a J.D., with distinction, from Washburn University School of Law. Given Ms. McCreary's extensive knowledge of the financial services industry, risk expertise and legal and governance experience, we believe she is qualified to serve on our Board.
Claudia J. Merkle, Director and Chief Executive Officer
Ms. Merkle, 60, has served on our Board and as our Chief Executive Officer (CEO) since January 2019. As CEO, Ms Merkle is responsible for the company's day to day management, financial performance and long-term growth strategy. Ms. Merkle served as our President during 2018 and as Chief Operating Officer from 2016 to 2018. From 2013 to 2016, Ms. Merkle served as our Executive Vice President and Chief of Insurance Operations, overseeing all aspects of the Company's insurance operations. Ms. Merkle joined NMI in May 2012 as its Senior Vice President of Underwriting Fulfillment and Risk Operations. A seasoned mortgage industry executive, Ms. Merkle draws on over 25 years of experience in mortgage banking, mortgage insurance, business development and operations, and we believe she is qualified to serve on our Board and as CEO. Prior to NMI, Ms. Merkle served as vice president of national and regional accounts, risk and operations at PMI Mortgage Insurance Co., from 1996 to 2012. She has held previous executive leadership positions within the mortgage banking and mortgage insurance industries, including both national and regional business development, operations and risk management. Earlier in her career, Ms. Merkle served as vice president, regional manager at Meridian Mortgage, from 1990 to 1996, managing retail mortgage originations. She also held roles at Wachovia Bank in training, retail mortgage origination, underwriting, operations and Community Reinvestment Act lending. Ms. Merkle holds a B.S. in management from the Wharton School of Business, University of Pennsylvania.
Michael Montgomery, Director
Mr. Montgomery, 63, has served on our Board since July 2012. He has served on the boards of directors for numerous regulated entities, including FDIC-insured banks, mortgage origination companies, mortgage servicing companies, broker dealers and investment advisers. Mr. Montgomery was a member of the boards of directors of Barclays Bank Delaware from 2005 until 2012 and of Barclays Capital Inc. and Barclays Group US, Inc. from 2002 to 2012. From April 2013 to September 2018, Mr. Montgomery joined Glendon Capital Management as its chief compliance officer. From July 2010 to April 2013, Mr. Montgomery served as chief compliance officer of Barclays Asset Management Group LLC. Previously, Mr. Montgomery served as chief executive officer of Barclays Group US, Inc. the top-tier U.S. holding company for Barclays from 2003 to 2010, and he has significant experience as an audit committee member. From July 2006 to July 2010, he served as chief administrative officer of Mortgage Origination and Servicing at Barclays Capital, a position in which he managed mortgage origination and servicing activities and coordinated the underwriting, production, warehousing and servicing functions with its New York-based asset securitization business. From 1998 to 2000, Mr. Montgomery served as chief financial officer for Deutsche Bank Securities Inc. He served in various positions at Goldman Sachs & Co. from 1987 to 1998, including as vice-president of UK Regulatory Reporting, vice-president of Subsidiary Accounting, vice-president and director of Regulatory Reporting and chief financial officer of Goldman Sachs Canada. Mr. Montgomery has also previously held operating roles as chief financial officer and chief administrative officer and has served on several industry-wide committees for the Securities Industry Association, the Bond Market Association and the Public Securities Association. Mr. Montgomery earned a B.A. in economics and French literature from the University of Virginia and a J.D. from Georgetown University Law Center. Mr. Montgomery has over 30 years of experience working at global commercial and investment banks, and we believe he is qualified to serve on our Board.
Regina Muehlhauser, Director
Ms. Muehlhauser, 70, joined the Board in March 2017. Ms. Muehlhauser is a seasoned finance executive, with over 30 years of experience in wholesale real estate lending, administration and treasury management services, and we believe she is qualified to serve on our Board. Ms. Muehlhauser retired as president of Bank of America, San Francisco, a subsidiary of Bank of America Corporation (BAC), in 2004. BAC is one of the world’s largest financial institutions, serving individual consumers, businesses, institutional investors and governments with a full range of banking, investing, asset management and other financial and risk management products and services. Ms. Muehlhauser was a member of BAC's Global Management Operating Committee and was global treasury management executive, responsible for the sales and delivery of treasury management services to large corporations in 35 countries and approximately two million commercial and small business companies in the United States. From 1997 to 2004, Ms. Muehlhauser reported to the chairman & CEO as executive vice president, overseeing BAC's Client Focus Initiative, having joined Bank of America in 1991 as senior vice president. In 1993, Ms. Muehlhauser was promoted to executive vice president, and during 1994, served as chair of the Diversity Advisory Counsel. Ms. Muehlhauser began her career at Wells Fargo Bank where she held a variety of client management and organizational leadership responsibilities within the real estate industries group, rising to senior-vice president. In June 2003, Treasury & Risk Management Magazine named her among the "100 Most Influential People in Finance" in the United States. In 2002, 2003 and 2004, Ms. Muehlhauser was named as one of the most influential women in the San Francisco Bay Area by the San Francisco Business Times. In 2002, she received the Woman of Honor award by the Chinese Historical Society of America for her impact on society as a business leader and was named 2006 Board Leader Volunteer of the Year for the San Francisco and San Mateo, California counties. Ms. Muehlhauser earned a bachelor's degree in political science from American University.
James H. Ozanne, Director
Mr. Ozanne, 75, has served on our Board since April 2012. With over 40 years of experience in the financial services industry, including senior level executive positions at several leasing, rental and consumer finance businesses, we believe Mr. Ozanne is qualified to serve on our Board. Mr. Ozanne served as a director of Ensync, a manufacturer of specialized batteries and alternative electrical energy equipment from 2011 to 2019. From 2012 to 2015, Mr. Ozanne was a director of United Rentals, Inc. From 2007 to 2012, he served as a director (lead director 2010-2012) of RSC Holdings, Inc., a nationwide equipment rental company. From 1989 to 2009, he served as a director of Financial Security Assurance Holdings Ltd., a provider of guaranty insurance on municipal bonds and other public finance projects. Mr. Ozanne was also a director at Distributed Energy Systems Corp., a company that created and delivered wind and hydrogen power solutions, from 2002 to 2009. From 1983 to 1989, Mr. Ozanne served as executive vice president of GE Capital Corporation and was responsible for the consumer finance and operating lease/asset management business units. He served as chief executive officer and chief financial officer of North American Car Corporation, the railcar leasing subsidiary of Flying Tiger Lines, from 1975 to 1983. Mr. Ozanne holds a B.S. from DePaul University.
2018 Director Compensation
The Board determines director compensation after its review of the Compensation Committee's recommendations. More than half of each non-employee director's annual compensation is in the form of equity-based awards. In 2018, we paid each of our non-employee directors an annual cash retainer of $70,000 and a restricted stock unit (RSU) award with a target grant date fair value of $80,000, for total annual compensation of $150,000. We do not pay additional amounts for Board or committee meetings. We pay or reimburse travel and other expenses incurred by our non-employee directors in attending Board meetings. Mr. Shuster and Ms. Merkle are executive officers of the Company in addition to serving as directors and receive compensation as executive officers rather than as directors.
Compensation for non-employee directors during 2018 was as follows:

	Fees earned or paid in cash	Stock awards	Total
Name	($)	($)(1)	($)
Michael Embler	$70,000	$79,999	$149,999
James G. Jones	$70,000	$79,999	$149,999
Michael Montgomery	$70,000	$79,999	$149,999
Regina L. Muehlhauser	$70,000	$79,999	$149,999
James H. Ozanne	$70,000	$79,999	$149,999
Steven L. Scheid	$70,000	$79,999	$149,999

(1)
The RSUs granted to each non-employee director in 2018 vest on the first anniversary of the date of grant, subject to continued service on the Board. Amounts in this column represent the grant date fair value of the RSUs granted to our non-employee directors in fiscal year 2018, calculated in accordance with ASC Topic 718. See Note 10, "Share-Based Compensation" of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2018 for an explanation of the assumptions made in valuing these awards. As of December 31, 2018, each of Messrs. Embler, Jones and Montgomery held vested stock options with respect to 37,813 shares of our common stock, Mr. Ozanne held vested stock options with respect to 75,625 shares of our common stock and Mr. Scheid held vested stock options with respect to 40,625 shares of our common stock. As of December 31, 2018, each of Messrs. Ozanne, Scheid, Embler, Jones and Montgomery held 4,923 unvested RSUs and Ms. Muehlhauser held 12,162 unvested RSUs.

Stockholder Vote Required
Directors are elected by a plurality of the votes cast. Accordingly, the nine director nominees that receive the greatest number of votes at the Annual Meeting will be elected. In an uncontested election of directors, a director will be elected if he or she receives at least one vote.
Board Recommendation
The Board unanimously recommends that you vote for each of the director nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board, led by our Executive Chairman (whose role is separate from our Chief Executive Officer) and Independent Lead Director, oversees the management of the Company and our business. The Board selects our Chief Executive Officer and in conjunction with our Chief Executive Officer selects the rest of our senior management team, which is responsible for operating our business.
The Board met eight times during 2018. Each director serving in 2018 attended at least 75% of the meetings of the Board and committees of the Board on which he or she served during 2018. Our policy is that all of our directors are expected to attend our annual stockholder meeting, which each of our directors attended in 2018.
Board Leadership
Since January 1, 2019, Mr. Shuster has served as Executive Chairman of the Board and Ms. Merkle has served as our CEO and as a director. As part of their ongoing commitment to corporate governance best practices, the Board periodically considers the Company's leadership structure and the role of Lead Director and adapts the Company's leadership structure as circumstances warrant. Separating the roles of Executive Chairman and CEO has facilitated a smooth and successful leadership transition. Under this structure, the Executive Chairman leads the Board in setting and implementing company strategy and direction, assists in the development of strategic plans, chairs Board meetings and serves as mentor to the CEO. The CEO maintains operational responsibilities, collaborates on the Company's strategic direction in conjunction with the Board and executes strategic initiatives. The Board believes this structure allows the CEO to focus more of her time and energy on operations and management and leverages the Executive Chairman's leadership and financial, governance and regulatory experience.
Because the Board also believes that strong, independent board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director selected by the independent directors. Mr. Scheid has served as the Lead Director since the position was established in May 2012. The Lead Director's responsibilities include:

•
acting as the primary contact between the Company and the independent directors, undertaking to meet or confer periodically with members of the Company's executive team regarding matters related to the business of the Company;

•	assisting the Executive Chairman of the Board, as necessary with conducting Board meetings;

•	assisting with preparation of agenda items for meetings of the Board and its committees; and

•	such other duties as the Board may from time to time assign to the Lead Director.
The Board believes that at the current time, separating the roles of Executive Chairman and CEO in this manner, together with an experienced and engaged Lead Director allows for the most effective alignment of corporate governance with stockholder interests.
Communicating with the Board
Stockholders may communicate with the members of the Board, the Lead Director or the non-management members of the Board as a group, by sending a written communication to NMI Holdings, Inc., Attention: Corporate Secretary, 2100 Powell Street, 12th Floor, Emeryville, CA 94608.
Board Committees
The Board has four committees: Audit; Compensation; Governance and Nominating; and Risk. Information regarding these committees, in each case describing the committee's purposes, responsibilities and authority, is provided below. Written copies of the charters of each of these committees are available on our website at ir.nationalmi.com/governance.cfm, and we will send copies to any stockholder who submits a written request to our Corporate Secretary.
Audit Committee
The members of the Audit Committee are Messrs. Embler and Montgomery and Ms. Muehlhauser, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of NASDAQ and the SEC. Mr. Embler is the chairperson of the Audit Committee, and each member of the Audit Committee serves as an "audit committee financial expert" as that term is defined in SEC rules. The Audit Committee met eight times in 2018.

The Audit Committee is responsible for, among other things, monitoring:

•	the integrity of the financial statements of the Company;

•	the independent auditor's qualifications and independence;

•	the performance of the Company's internal audit function and independent auditors;

•	the Company's system of disclosure controls and system of internal controls over financial reporting; and

•	the Company's compliance with legal and regulatory requirements.
Audit Committee Report
Before we filed our Annual Report on Form 10-K for the year ended December 31, 2018 with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2018, and the notes thereto and other financial information included in the report, including the section of the report entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" (collectively, the 2018 10-K). The Audit Committee also discussed with BDO, our independent registered public accounting firm for 2018, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301 including, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding BDO's communications with the Audit Committee concerning independence and has discussed with BDO their independence from the Company.
Based on its reviews and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our 2018 10-K, which we filed with the SEC.
Members of the Audit Committee
Michael Embler (Chairperson)
Michael Montgomery
Regina Muehlhauser
Compensation Committee
The members of the Compensation Committee are Messrs. Ozanne, Embler and Scheid, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the NASDAQ and the SEC. Each member of the Compensation Committee is an outside director under Section 162(m) of the Internal Revenue Code. Mr. Ozanne is the chairperson of the Compensation Committee. The Compensation Committee met seven times in 2018.
The Compensation Committee is responsible for, among other things:

•
overseeing our executive compensation program, including approving corporate objectives relating to compensation for our Executive Chairman, CEO and other senior executives and determining the annual compensation of our Executive Chairman, CEO and other senior executives;

•	reviewing and approving the compensation policy recommended by management with respect to other employees;

•	determining, subject to ratification by our independent directors, the compensation of our independent directors;

•
evaluating the relationship between our risk management practices and our compensation policies and practices applicable to all employees, including our Executive Chairman and CEO, to consider whether they encourage risk-taking that would be reasonably likely to have a material adverse effect on the Company;

•	reviewing and approving incentive and equity-based compensation plans and grants; and

•	preparing the Compensation Committee Report and reviewing any Compensation Discussion and Analysis included in our proxy statements.
The Compensation Committee has authority to secure the services of independent, external advisers to be used by the Compensation Committee in the exercise of its responsibilities, including review of executive compensation, Board compensation and to perform any other analysis that the Compensation Committee deems appropriate. The Compensation Committee engaged Semler Brossy Consulting Group, LLC (Semler Brossy or the Compensation Consultant), an independent compensation consultant, to assist it in evaluating executive and director compensation programs and levels. See "Compensation of Named Executive Officers - Compensation Discussion and Analysis - Our Process For Executive Compensation - Role of the Compensation Consultant" for more information about Semler Brossy and the services it provides to the Compensation Committee.

Governance and Nominating Committee
The members of the Governance and Nominating Committee are Messrs. Scheid, Jones and Ozanne, each of whom qualifies as an "independent" director under the applicable rules and regulations of the NASDAQ and the SEC. Mr. Scheid is the chairperson of our Governance and Nominating Committee. The Governance and Nominating Committee met four times in 2018.
The Governance and Nominating Committee is responsible for, among other things:

•	identifying individuals qualified to become Board members and recommending to the Board nominees for election for the next annual meeting of stockholders;

•	reviewing the qualifications and independence of the members of the Board and its committees on a regular periodic basis;

•
recommending to the Board corporate governance guidelines and reviewing such guidelines, as well as the Governance and Nominating Committee charter, to confirm that they remain consistent with sound corporate governance practices and with any legal requirements;

•	leading the Board in its annual review of the Board's and its committees' performance; and

•	recommending committee assignments for members of the Board.
The Governance and Nominating Committee evaluates director candidates for the Company's nominees for the Board under the criteria described above under "Item 1 - Election of Directors - Information about Our Directors." The Governance and Nominating Committee will consider recommendations from stockholders regarding director candidates that are received in writing and accompanied by sufficient information to enable the Governance and Nominating Committee to assess the candidate's qualifications, along with confirmation of the candidate's consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year. The Governance and Nominating Committee will evaluate any director candidates recommended by stockholders using the same process and criteria that apply to candidates recommended by other sources.
Risk Committee
The members of the Risk Committee are Messrs. Jones and Montgomery and Ms. Muehlhauser, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the NASDAQ and the SEC. Mr. Jones is the chairperson of our Risk Committee. The Risk Committee met four times in 2018.
The Risk Committee is responsible for oversight of the Company's management of key risks and exposures that could materially impact the Company and management's operation of the Company's mortgage insurance business and the management of the Company's investment portfolio, including, among other things:

•	monitoring the performance of the Company's insured books of business and the principal factors affecting performance;

•	discussing, reviewing and monitoring the Company's mortgage insurance products, including premium rates, underwriting guidelines and returns;

•	reviewing and approving the Company's investment policy and reviewing the performance of the investment portfolio;

•
reviewing the mortgage insurance operating environment, including the state of local and regional housing markets, competitive forces affecting the Company and the Company's relationships with residential mortgage lenders and investors;

•	assisting the Board in its oversight of the Company's enterprise risk management approach, including the significant risk management policies, procedures and processes; and

•	reviewing and approving the Company's directors and officers liability coverage for adequacy and scope.
Board Oversight of Risk
Our senior management is charged with identifying and managing the risks facing our business and operations. The Board is responsible for oversight of how our senior management addresses these risks to the extent they are material. In this regard, the Board seeks to understand the material risks we face and to allocate, among the Board and its committees, responsibilities for overseeing how management addresses the risks, including the risk management systems and processes that management uses for this purpose. Overseeing risk is an ongoing process. Accordingly, the Board, assisted by the Risk Committee, considers risk throughout the year and also with respect to specific proposed actions.

The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the Board. The Board committees play significant roles in carrying out the risk oversight function.

•
The Audit Committee oversees and reviews risks associated with financial accounting and reporting, including our system of internal controls, as well as fraud risk, information technology and cybersecurity risk, and major legislative and regulatory developments which could result in material financial risk exposures. In performing this function, the Audit Committee considers information from our independent and internal auditors and discusses relevant issues with management and the independent auditors. The Audit Committee also reviews any proposed related person transactions to ensure that we do not engage in transactions that would create a conflict of interest that could result in harm to us.

•	The Compensation Committee evaluates the risks and rewards associated with our compensation philosophy and programs.

•
The Governance and Nominating Committee oversees our implementation of sound corporate governance principles and practices. In performing this function, the Governance and Nominating Committee periodically reviews and recommends changes to the Company's Corporate Governance Guidelines and recommends any additional actions related to governance matters that it may deem necessary or advisable from time to time.

•
The Risk Committee assists the Board in its oversight and review of information regarding our enterprise risk management approach and oversees risks related to our mortgage insurance business and investment portfolio.

We believe that our leadership structure, discussed in "- Board Leadership" above, reinforces the Board's risk oversight function. Independent directors chair and make up the entire membership of the committees involved in risk oversight, and we have established a system of open communication between senior management and directors, with our Executive Chairman and CEO routinely keeping the Board informed about material risks.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which set forth a framework for our governance. The Corporate Governance Guidelines cover the Board's membership criteria, director independence, director compensation, board meeting process, committee structure and succession planning. Among other things, the Board meets in executive sessions at which only independent directors are present at least twice annually, and the Lead Director presides over these sessions (unless the Lead Director delegates such responsibility to another independent director). See "- Board Leadership" above, for information regarding the Lead Director's responsibilities and authority.
The Corporate Governance Guidelines also require a director who, during their tenure as a director (i) joins the board of directors of another company or (ii) experiences a change in their business or commercial activity, to notify the Governance and Nominating Committee, which will then review the circumstances to determine if such director's continued service is appropriate and make a recommendation to the Board, after which the remaining Board members will make their determination of whether that director's continued service is appropriate.
Stock Ownership Guidelines
The Corporate Governance Guidelines further state that directors shall comply with the Company's stock ownership guidelines, as adopted by the Board and amended from time-to-time. The Board has adopted a written Stock Ownership Policy applicable to the Company's executive officers and directors, other than any non-employee director who serves on the Board in fulfillment of his or her employment obligations to a non-affiliate of the Company and is required to transfer all or a portion of equity awards granted by the Company to their employer. None of our directors is currently under any such obligation. Under the current stock ownership guidelines, the total value of all shares of common stock held by each non-employee director must equal or exceed five times such non-employee director's annual cash retainer (the stock ownership threshold), and each such director is required to hold 50% of shares delivered by the Company upon vesting or exercise of equity awards granted under the Company’s equity plans, until the applicable stock ownership threshold has been met. As of December 31, 2018, each of our directors met the stock ownership requirement. For further discussion of the guidelines applicable to executive officers under the Company's stock ownership policy, see "Compensation of Named Executive Officers - Compensation Discussion and Analysis - Other Aspects of our Executive Compensation Program - Stock Ownership by Executive Officers."
Business Conduct and Ethics Policy
Our Board has adopted a code of business conduct and ethics (the Business Conduct & Ethics Policy) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. If we amend or grant any waiver from a provision of our Business Conduct &

Ethics Policy that applies to our executive officers, we will publicly disclose such amendment or waiver on our website as required by applicable law. In addition, written copies of the Corporate Governance Guidelines and the Business Conduct & Ethics Policy are available on our website at ir.nationalmi.com/governance.cfm, and we will send them to any stockholder who submits a written request to our Corporate Secretary.
Director Independence
Our Corporate Governance Guidelines regarding director independence are consistent with the applicable rules and regulations of the NASDAQ and the SEC. A director is independent under our Corporate Governance Guidelines if the Board has made an affirmative determination that the director has no material relationship with the Company that would impair his or her independent judgment (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, or if an immediate family member has such a relationship). In the process of making such determinations, the Board will consider the nature, extent and materiality of the director's relationships with the Company and the Board will apply NASDAQ and SEC independence requirements. In accordance with our Corporate Governance Guidelines, our Board has determined that all of the current members of the Board, except Mr. Shuster, our Executive Chairman, and Ms. Merkle, our CEO, are "independent" under the applicable rules and regulations of the NASDAQ and the SEC.
Related Person Transactions
In addition to the director and executive officer compensation arrangements discussed in this proxy statement, the following is a summary of the material provisions of various transactions with our executive officers, directors, director nominees, five percent or greater stockholders and any of their immediate family members or entities affiliated with them since January 1, 2018. We believe the terms and conditions set forth in such agreements are reasonable and customary for similar transactions.
Registration Rights Agreement
Concurrently with the consummation of the private placement of our Class A common stock in April 2012 (the Private Placement), we entered into a registration rights agreement for the benefit of our stockholders, which includes certain of our officers and directors, as well as our five percent or greater stockholders, with respect to our common stock sold in the Private Placement (the Registration Rights Agreement). Under the terms of the Registration Rights Agreement, we agreed, at our expense, to file with the SEC a shelf registration statement registering the resale of shares of our common stock sold in the Private Placement (the "shelf registration statement"). The shelf registration statement was initially filed with the SEC on June 21, 2013 and declared effective by the SEC on December 6, 2013. On August 21, 2015, the Company filed and the SEC declared effective a post-effective amendment to the shelf registration statement to deregister all of the shares of common stock that had not been sold pursuant to the shelf registration statement as of that date, because the Company’s contractual obligation to maintain the effectiveness of the shelf registration statement had expired. We continue to have certain indemnification obligations under the Registration Rights Agreement. In fulfilling its obligations under the Registration Rights Agreement, to date the Company has incurred legal and filing fees of approximately $1.65 million.
Statement of Policy Regarding Transactions with Related Persons
We have adopted a written Related Party Transaction Policy. Pursuant to this policy, our directors and director nominees, executive officers and holders of more than five percent of our common stock, including their immediate family members, (each, a related party) will not be permitted to enter into a transaction with us where the amount involved exceeds or is reasonably expected to exceed $120,000 without the review and consent of our Audit Committee, or in certain circumstances, the Chair of the Audit Committee (Chair). Any request for us to enter into such a transaction, where any such related party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented by management to our Audit Committee or Chair, which will review and approve or disapprove such proposed transaction. In determining whether to approve a related party transaction, the Audit Committee or Chair, as applicable, shall consider:

•	whether the transaction is on terms that are fair and reasonable to the Company and substantially the same as would apply if the other party was not a related party;

•	the size of the transaction and the amount payable to the related party;

•	the nature of the interest of the related party in the transaction;

•	whether the transaction is in the business interests of the Company and in the interests of the Company's stockholders;

•	whether the transaction may involve a conflict of interest or otherwise interfere with the objectivity and independence of the related party; and

•	any other facts and circumstances that the members of the Committee or Chair, as applicable, deem relevant.

EXECUTIVE OFFICERS
The following information is provided with respect to each of our executive officers. Our executive officers are appointed by the Board to serve in their respective capacities until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Bradley M. Shuster, Executive Chairman of the Board
Information about Mr. Shuster is provided above in "Item 1 - Election of Directors - Information about Our Directors."
Claudia J. Merkle, Chief Executive Officer and Director
Information about Ms. Merkle is provided above in "Item 1 - Election of Directors - Information about Our Directors."
William  J. Leatherberry, Executive Vice President, Chief Legal Officer, General Counsel and Secretary
Mr. Leatherberry, 48, has served as our Chief Legal Officer and Secretary since 2014, responsible for overseeing the Company's legal, compliance and government relations functions. Prior to NMI, he served in various executive positions from 2005 to 2013 at Century Aluminum Company, a global producer of aluminum, including as executive vice president, chief legal officer, general counsel and secretary from 2010 to 2013, where he was responsible for compliance, human resources, government relations and the legal affairs of the organization, including mergers, acquisitions and divestitures, contracts, employment matters, securities, intellectual property and litigation. Mr. Leatherberry started his legal career at the Jones Day law firm, with a focus on public company, securities law, merger and acquisition and private equity practices. Mr. Leatherberry holds both a B.A. in business management and an M.B.A. from the University of Texas and a J.D. from Southern Methodist University in Dallas, Texas.
Patrick Mathis, Executive Vice President and Chief Operating Officer
Mr. Mathis, 58, has served as our Chief Operating Officer since December, 2018, overseeing the Company's insurance operations and information technology functions. From May 2018 until December 2018, Mr. Mathis served as the Company's Executive Vice President, Operations and IT, and from 2012 until May, 2018 as Executive Vice President, Chief Risk Officer. He has over 25 years of experience in the insurance, mortgage and financial industries, including executive level positions in the areas of risk and credit management. Prior to NMI, Mr. Mathis served as senior vice president, head of credit risk management for PMI Mortgage Insurance Co., (PMIC), a private mortgage insurer, from January 2009 to May 2012. In that capacity, he managed loss reserving, credit policy formulation and quality control for PMIC underwriters as well as for loans underwritten by customers on a delegated basis. Previously, from January 2005 to December 2008, Mr. Mathis served as senior vice president, chief risk officer at PMI Capital Corporation. In that role, he held oversight responsibility for international mortgage insurance subsidiaries in Australia, Europe, Hong Kong and Canada. Earlier in his career, Mr. Mathis held executive roles in credit and insured portfolio management at XL Capital Assurance and MBIA, Inc. Mr. Mathis holds a B.A. from the University of North Carolina-Chapel Hill and an M.B.A. from the University of Texas-Austin.
Adam S.Pollitzer, Chief Financial Officer
Mr. Pollitzer, 40, has served as our Chief Financial Officer since May 2017. Mr. Pollitzer previously served as a Managing Director in the Corporate and Investment Banking division of J.P. Morgan Securities LLC, a financial institution providing investment, banking and lending services. Mr. Pollitzer joined J.P. Morgan in 2001 as an Analyst and held a series of increasingly senior positions with the firm, including serving as Vice President from 2008 to 2011 and Executive Director from 2012 to 2015. During his tenure with J.P. Morgan, Mr. Pollitzer focused on providing advisory and capital raising services to North American insurance companies. Mr. Pollitzer earned a B.B.A. from the Stephen M. Ross School of Business - University of Michigan.
Robert Smith, Chief Risk Officer
Mr. Smith, 49, has served as our Chief Risk Officer since May 2018, overseeing and managing credit risk and internal audit for NMI. Mr. Smith joined the Company in 2012 as Vice President of Pricing and Portfolio Analytics and served in that capacity until May 2018. He has more than 19 years of experience in the mortgage and financial services industry, including previous roles at Washington Mutual and PMIC. Mr. Smith is a Chartered Financial Analyst and holds a master's degree in Engineering and an MBA from Stanford's Graduate School of Business.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the objectives and components of our executive compensation program for our named executive officers (NEOs) and how we make compensation decisions. Our NEOs for the year ended December 31, 2018 were:

•	Bradley M. Shuster, Executive Chairman, who served as CEO through the end of fiscal year 2018

•	Claudia J. Merkle, Chief Executive Officer, who served as President through the end of fiscal year 2018

•	Adam S. Pollitzer, Chief Financial Officer

•	William J. Leatherberry, Chief Legal Officer

•	Patrick Mathis, Chief Operating Officer
We present the compensation of our NEOs in the Summary Compensation Table and other compensation tables set forth below in this proxy statement.
Executive Summary
The following summarizes our Company's pay-for-performance objectives and key compensation-related actions that we took in 2018 and demonstrates the alignment of our executive compensation program with Company performance.
Overview of Our Performance in 2018
2018 was a year of standout success for the Company. In addition to delivering strong financial results in 2018, we positioned the Company to successfully manage through its transition to new leadership with Ms. Merkle as CEO and Mr. Shuster, our founder, as Executive Chairman. We had a number of notable achievements, including:

•
Growing our book of primary insurance-in-force (IIF), the principal source of our future revenue, by 41% in 2018, driven by record new insurance written (NIW) in 2018 of $27.3 billion. Our NIW and the growth of our IIF in 2018 was largely attributed to the strength of our relationships with over 1,000 lender customers who delivered a growing amount of high-quality business to us.

•
Introducing Rate GPSSM, our proprietary risk-based pricing platform, which establishes loan-level premium rates based on a broad range of variables with proven impact on credit performance. In 2018, Rate GPS immediately and measurably improved the risk-profile of our IIF and continues to be a powerful tool we use to tactically shape our insured portfolio.

•	Driving our expense ratio down to 46.7% in 2018, compared to 64.5% in 2017, through fast-paced growth of our IIF, combined with the Company's persistent focus on efficiency and expense management.

•	Delivering a return on equity (ROE) of 17.8% for the year ended December 31, 2018, achieving our long-term goal of mid-teen returns.

•
Strong revenues driving our continued profitability to produce net income of $107.9 million and adjusted net income of $113.3 million for the year ended December 31, 2018, compared to net income of $22.1 million and adjusted net income of $41.3 million for the year ended December 31, 2017.*

•
Strengthening our capital position in 2018 by completing a common stock offering that generated net proceeds of $79.2 million, growing our reinsurance portfolio with a new $264.5 million of aggregate excess-of-loss reinsurance (at inception) on certain policies written between January 1, 2017 and May 31, 2018, and restructuring our debt portfolio by refinancing our $150 million term loan and securing an $85 million revolving credit facility.

*	Adjusted net income is a non-GAAP measure. For a description of how we calculate this measure and for a reconciliation of this measure to the nearest comparable GAAP measure, see Appendix A.
Executive Compensation Highlights
Our executive officer compensation program is administered by the Compensation Committee of our Board (referred to as the Committee in this section). With respect to executive compensation, the Committee, among other things:

•	Assists our Board in fulfilling its responsibilities related to the compensation of our Executive Chairman, CEO and other NEOs;

•	Reviews long-range planning for executive development and succession;

•	Oversees the administration of our compensation plans, in particular our incentive compensation and equity-based plans; and

•	Evaluates performance taking into consideration our annual goals and objectives.
See "Corporate Governance and Board Matters - Board Committees - Compensation Committee," above for additional information about the responsibilities of the Committee.
Executive Compensation Philosophy
We have designed our compensation program to attract, retain and motivate talented and qualified executives, while maximizing stockholder value creation over the long-term by targeting compensation levels that are competitive when measured against other companies within our industry and geographic location. With the Company located in the San Francisco Bay Area near Silicon Valley, we compete for talent with other firms that offer competitive compensation packages, including significant equity grants. We structure our compensation program to include a balanced portfolio with multiple elements, consisting of base salary, short-term annual incentive awards and long-term incentive awards through a mix of equity-based awards for all of our NEOs, with emphasis on options and RSUs. We aim for total compensation that targets, on average, the midpoint of our peers.
The Committee and management believe our executive compensation program must be flexible, with annual incentive and equity awards that consider corporate performance, while rewarding individual efforts advancing our corporate goals and performance objectives that align with our strategic plans, which in turn contributes to the successful development and long-term growth of the Company. We have emphasized performance-based compensation primarily through annual cash-based awards that appropriately motivate executives and reward them for delivering financial, operational, strategic and individual results against Committee-approved objectives. We have focused our equity awards primarily on a combination of (i) options, which align our executives' interests with those of our stockholders and the long-term interests of the Company, in that the value of options appreciates as our share value increases, and (ii) service-based RSU awards, which incentivize our executives to focus on sustainable growth of the Company, while affording a retentive benefit to the Company.
Key matters addressed by the Committee (in consultation with Semler Brossy, its Compensation Consultant) with respect to executive compensation in 2018, included:

•	Designing and successfully implementing the Company's CEO succession plan and guiding the Company through the smooth transition of leadership from Mr. Shuster to Ms. Merkle, as CEO;

•	Determining the structure of and target compensation for Mr. Shuster as Executive Chairman and Ms. Merkle as CEO;

•
Setting performance objectives for the Company's 2018 bonus plan, including incentives to manage costs, write high-quality business to achieve sustainable revenues, achieve objectives for adjusted operating income and strong mid-teen ROE targets;

•
Setting performance targets in February 2018 for the second tranche of Mr. Shuster's long-term performance-based RSU (PRSU) grant. See "- Compensation of Mr. Shuster as CEO" below for a description of Mr. Shuster's PRSU award;

•
Reviewing and amending the peer group used by the Company to evaluate compensation to better align the peer group with, among other factors, the Company's size, revenues, geographic scope, and industry. See "- Our Process for Executive Compensation - Benchmarking" below for further discussion of our peer group;

•	Conducting a comprehensive review and evaluation of our NEOs' compensation; and

•	Developing an equity grant strategy for 2018 that included a mix of options and RSUs for our NEOs.
Executive Compensation Policies and Practices
Our compensation-related governance policies and practices align our executive compensation with long-term stockholder interests:
Stock Ownership Requirements. The Company's Stock Ownership Policy imposes rigorous stock ownership requirements on our NEOs, with our CEO required to hold Company shares equal to five times base salary and our Executive Chairman required to hold shares equal to 10 times base salary. The Stock Ownership Policy also includes a post-vesting share retention period until the applicable stock ownership threshold is met.
Absolute Prohibition of Hedging and Pledging. Our policies prohibit our directors and NEOs from engaging in all forms of speculative hedging transactions involving the Company's equity securities.
Clawback Policy. Our clawback policy applies to cash and equity-based incentive compensation.

Compensation Consultant Performs No Additional Services for Us. The Compensation Consultant is retained by the Committee and performs no other services for the Company.
Compensation Risk Evaluation. Annually, the Committee performs an executive compensation risk evaluation that is designed to ensure that our compensation program does not motivate excessive risk-taking and is not reasonably likely to have a material adverse effect on the Company.
Change-in-Control Severance Plan (CIC Severance Plan) Provides Limited Benefits. A "double trigger" is required before any severance benefits may be paid under the CIC Severance Plan, and cash severance under the plan does not exceed a multiple of 2.0 times an NEO's base salary and bonus.
No Tax Gross-Ups. We do not provide golden parachute excise tax gross-ups to any of our NEO's.
NMI Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan (2014 Plan) Features.

•	No granting of options with an exercise price less than the fair market value of our common stock on the date of grant;

•	No re-pricing of options without stockholder approval;

•	No payment of dividends before vesting;

•	No recycling of shares tendered to or withheld by the Company to satisfy the exercise price of options or stock appreciation rights;

•	No granting of more than 5% of awards under the plan with a vesting period of less than one-year (subject to limited exceptions); and

•	Limits on non-employee director awards.
Compensation of Mr. Shuster as CEO
In 2018, the Committee approved an 8% increase to Mr. Shuster's base salary and target cash bonus, effective March 1, 2018. In order to further the alignment between CEO compensation and long-term stockholder interests, in February 2017, the Committee granted Mr. Shuster a multi-year PRSU award with a target value at the date of the award of $2.85 million. Based on the $11.10 closing price of our common stock on NASDAQ on February 9, 2017, Mr. Shuster's award consisted of two equal tranches of 128,378 RSUs each, "Tranche 1" and "Tranche 2." The Committee set performance targets, discussed below, nearly two years prior to the time at which achievement would be measured for each Tranche, with a requirement that at least the threshold target be achieved as a condition to any vesting.
Tranche 1 was eligible to vest on December 31, 2018, with such vesting measured against 2018 ROE targets that were established by the Committee in February 2017 (the 2018 ROE Goals). The chart below illustrates the 2018 ROE Goals.

	Max	Target	Threshold

2018 ROE Goals*	15% +	14%	12%	< 12%

2018 RSU Vest	125%	100%	50%	0%

*
2018 ROE, expressed as a percentage, means the Company's GAAP net income for the fourth quarter of 2018 multiplied by 4, which product is divided by the average shareholders' equity for the fourth quarter of 2018.

The Committee set the target 2018 ROE Goals consistent with the Company's long-stated goal of achieving mid-teen returns for stockholders. The Committee believed the 2018 ROE Goals were appropriately challenging, yet reasonably attainable based on the Company's strategic plan and operation of the business. The Committee chose the 2018 ROE Goals to further incentivize management to deliver mid-teen returns by the end of Tranche 1's performance period by generating sustainable revenues with high-quality insurance-in-force, building an optimal capital structure to fuel the growth of our business, and maintaining a focus on efficiency and expense management. If successful, Mr. Shuster would be paid for achieving a mid-teen performance (capped at 125% of the award) that would also result in a sizable return for our stockholders. If the Company did not achieve at least the threshold level of 12% ROE, Mr. Shuster would not earn any of the RSUs subject to Tranche 1.

Record GAAP net income of $35.5 million in the fourth quarter of 2018 led to an annualized fourth quarter ROE (as defined in the award) of 20.9%. The Committee made the determination that the Company achieved the 2018 ROE Goal in excess of 15%, taking into consideration factors leading to the Company's significant out-performance, including the effects of the Tax Cuts and Jobs Act (TCJA). Based on the Committee's determination, Mr. Shuster earned 125% of Tranche 1 (i.e., 125% of the 128,378 RSUs subject to Tranche 1), and in accordance with the terms of the award, the Company authorized the issuance of 160,472 shares of common stock to Mr. Shuster on February 13, 2019.
Tranche 2 is eligible to vest on December 31, 2019, subject to Mr. Shuster's continued employment with the Company through the vesting date, with vesting measured against 2019 ROE targets (the 2019 ROE Goals) that were established by the Committee on February 7, 2018 (Tranche 2 grant date). The Committee believes the 2019 ROE Goals are set at levels that are challenging, but reasonably attainable, and incentivize continued delivery of strong mid-teen returns without unnecessary or excessive risk-taking. The actual number of shares subject to Tranche 2 that are potentially earned will be based on the Committee's determination in February 2020 of whether the 2019 ROE Goals have been satisfied.
The chart below illustrates the 2019 ROE Goals.

	Max	Target	Threshold

2019 ROE Goals*	17.5% +	15-16.5%	14%	< 14%

2019 RSU Vest	125%	100%	50%	0%

*
2019 ROE, expressed as a percentage, means the Company's GAAP net income for the 2019 fiscal year divided by the average shareholders' equity for the year ended December 31, 2019. With respect to its determination of whether the 2019 ROE Goals have been met, the Committee reserves discretion as provided under the award agreement and 2014 Plan.

The chart below illustrates the components of Mr. Shuster's total annualized compensation for fiscal year 2018, in which 56% of his total annualized compensation was performance-based.

*
The Annualized Value of Mr. Shuster's PRSUs represents the grant date fair value of Tranche 2. The value is based on the $18.70 closing price of our common stock on NASDAQ on February 7, 2018 multiplied by 128,378, the number of RSUs Mr. Shuster is eligible to earn at the target level of performance.

CEO Transition
On January 1, 2019, Ms. Merkle became the Company's new CEO, after having served in successively higher ranking executive management positions with the Company since 2012. As CEO, Ms. Merkle is responsible for the Company's day-to-day management, financial performance and long-term growth strategy. Mr. Shuster, who had been the Company's Chairman and CEO since April 2012, now serves as the Company's Executive Chairman. As Executive Chairman, Mr. Shuster remains an employee of the Company and engaged as a key member of the Company's executive management team, collaborating with Ms. Merkle to define the Company's long-term goals and providing oversight and guidance to Ms. Merkle as the Company progresses through the transition to a new leadership structure. In addition, Mr. Shuster continues to lead the Board and oversee special projects and communications with key stakeholders.
As Executive Chairman, Mr. Shuster's 2019 annual base salary was reduced from $850,000 to $650,000, with a target annual bonus opportunity of 100% of his base salary, which will stay the same through 2021. He remains eligible to receive future equity grants under both of the Company's equity plans and to participate in all of the Company's benefit programs. Mr. Shuster continues to be subject to the Company's Stock Ownership Policy, with a requirement to retain Company common stock at a multiple of 10 times (increased from five times) his annual base salary. With the expiration of his prior employment agreement at the end of 2018, Mr. Shuster is now entitled to participate in the Company's Severance Plan for a qualifying termination of employment. Further, Mr. Shuster is entitled to receive enhanced severance benefits if his employment is terminated prior to January 1, 2021, under circumstances that would entitle him to severance benefits under the Severance Plan.
As CEO, Ms. Merkle's 2019 annual base salary is $650,000, with a target annual bonus opportunity of 100% of her base salary. She remains eligible to receive future equity grants under both of the Company's equity plans and to participate in all of the Company's benefit programs. Ms. Merkle continues to be subject to the Company's Stock Ownership Policy, with a requirement to retain Company common stock at a multiple of five times (increased from three times) her annual base salary. In addition, Ms. Merkle will remain eligible to participate in the CIC Severance Plan under the same terms and benefits as before, except that her severance multiple will increase from 1.5x to 2x, and her COBRA Period will increase from 18 months to 24 months.
Stockholder Engagement
From time-to-time, management engages with interested stockholders to discuss potential alignment on our executive compensation practices and philosophy. As of December 31, 2018, we no longer qualified as an "emerging growth company," and as such, this is the first year that we are providing our stockholders with an opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs (a "say-on-pay" proposal). Although the say-on-pay vote is advisory, we value stockholder input, and the Committee takes into consideration stockholder input, including the outcome of the say-on-pay vote, when it reviews the Company's compensation philosophy and plan design.

Our Process For Executive Compensation
Role of the Compensation Committee
The Committee, which consists solely of independent directors, is responsible for overseeing the development and administration of our executive compensation program. The Committee reviews market pay and performance levels, with the help of its Compensation Consultant, on a regular basis. The Committee evaluates, within the context of the broader economy, Company performance against its operation plans and budgets and pay and performance levels at comparable companies. The Committee retains complete and final discretion in determining annual incentive awards and determines the vesting of Mr. Shuster's performance-based equity award. In general, the Committee evaluates the Company's performance in light of pre-established objectives that are subject to adjustment under the annual bonus plan and makes its final determination of annual bonus awards and achievement of awards earned based on long-term performance in the first quarter following the end of each performance period.
The Committee maintains an annual agenda to help ensure that it discharges its duties in a thoughtful and timely manner. Each meeting has a primary purpose, and as a general practice, the Committee makes significant decisions over multiple meetings, discussing conceptual matters, reviewing preliminary recommendations and reviewing final recommendations before acting. The Committee also holds special meetings as necessary in order to perform its duties. In 2018, the Committee met seven times, devoting significant time and attention to management compensation.
Role of the Compensation Consultant
Since 2012, the Committee has used the services of Semler Brossy to assist it in evaluating executive and director compensation programs and levels. During 2018, Semler Brossy assisted the Committee with compensation for non-employee members of our Board and senior executive officers (including for Mr. Shuster as our Executive Chairman and Ms. Merkle as CEO); long-term and short-term annual incentive award design; an assessment of the risks associated with the Company's overall compensation policies and practices; and understanding trends in executive and board compensation. In addition, Semler Brossy assisted the Committee with its review and selection of a new peer group and provided the Committee with data on compensation levels and programs, including at peer companies, to ensure that our executive officers' total compensation opportunities were market competitive. Semler Brossy does not provide any other services directly to the Company. The Committee has assessed Semler Brossy's independence, taking into consideration the factors listed in NASDAQ Listing Rule 5605(d)(3)(D), and has determined that its work with the Company does not raise any conflicts of interest.
Role of the CEO
As part of its review and determination of the Company’s executive compensation objectives, philosophy, programs and decisions, the Committee works with and receives advice and recommendations from our CEO (other than with respect to the CEO's own compensation). At the beginning of each year, our CEO oversees the development of corporate and individual objectives for purposes of short- and long-term compensation of each NEO (other than the CEO). These objectives are derived from our corporate business plan and include both quantitative measurements and qualitative considerations selected to reinforce and enhance achievement of our operating and growth objectives. At the end of each year, our CEO reviews with the Committee the achievement of objectives and the performance of our NEOs (other than the CEO) and presents recommendations regarding adjustments to compensation to ensure alignment of stockholder interests with our objectives, as well as to reward the executive for performance. The Committee considers our CEO’s recommendations, together with review by the Committee’s compensation consultant, in making independent determinations regarding executive compensation. Based on our CEO’s day-to-day management of our NEOs, our CEO is well-positioned to evaluate their performance and make recommendations as to their overall performance and compensation. As such, our CEO attends all Committee meetings, other than those portions that are held in executive session, and our CEO is not present during deliberations on matters involving the CEO's own compensation.
Benchmarking
Our executive compensation philosophy emphasizes competitive objectives for executive pay. The Committee does not benchmark to a specific percentile, but prefers a flexible target range, in order to be mindful of individual differences such as tenure and performance. Elements of compensation that are benchmarked, separately and in the aggregate, include base salary, cash-based annual incentive awards and long-term equity incentive awards.
For fiscal year 2018 compensation decisions, the Committee expanded the compensation peer group to include appropriately sized companies outside of the mortgage insurance industry, including in insurance and thrifts and mortgage finance. The companies were identified based on the consideration of size (measured by revenue and market capitalization), as well as IPO date, recent growth patterns, geographical scope, and the companies with which we compete for executive talent. The Committee determined it was important to benchmark compensation against a broader data set as the Company continues to grow in size and as its compensation design continues to evolve.
In addition to the peer group, the Committee also utilizes the following data elements for benchmarking:

•	The Company's three direct pure-play competitors within the mortgage insurance industry: Essent Group Ltd., Radian Group, Inc., and MGIC Investment Corporation.

•	Relevant survey information from companies of similar size and geographic scope.
These additional data points played a role in the Committee's competitive benchmarking approach given the Company's size as a recent public company and the limited number of direct business comparators within the mortgage insurance industry.
Our peer group for fiscal year 2018 consists of the companies listed below:

NMI 2018 Peer Group	Mortgage Insurer Direct Competitor	Chose NMI as Peer(1)	Broader Exposure to Insurance and Real Estate	Business
Essent Group Ltd.	X	X	X	Mortgage Insurer
MGIC Investment Corporation	X	X	X	Mortgage Insurer
Radian Group Inc.	X	X	X	Mortgage Insurer
Protective Insurance Group		X	X	Property & Casualty Insurance; Reinsurance
Redwood Trust		X	X	Mortgage Banking & Investments
Assured Guaranty			X	Financial Guaranty Insurer
PennyMac Financial Services			X	Mortgage Service & Lending
Flagstar Bancorp			X	Mortgage Originations & Servicing, Banking
James River Group			X	Specialty Insurance & Reinsurance
PHH Corp			X	Mortgage Servicing & Lending
Atlas Financial Holdings			X	Property & Casualty Insurance
Kinsale Capital Group			X	Property & Casualty Insurance
Investors Title			X	Property & Casualty Insurance
Kingstone Cos.			X	Property & Casualty Insurance
National Security Group			X	Property & Casualty Insurance; Life Insurance
Unico American			X	Property & Casualty Insurance

(1)	Based on 2017 proxy statements.

Elements of Executive Compensation Program
Overview of Compensation Elements
The table below describes the principal elements and characteristics of our executive compensation program, which align with our overall executive compensation philosophy.

Compensation Element	Description	Alignment with Compensation Philosophy
Annual Compensation:
Annual Base Salary	● Fixed component of annual cash compensation that reflects expertise and scope of responsibilities, influenced by market pay levels and trends and individual performance	● Attract and retain key talent with market competitive salaries ● Provide financial certainty and stability ● Recognize individual performance
Short-Term Incentive Program	● Cash-based annual bonus plan based on performance and relative to Company and individual objectives ● Requirement that executive be employed at the time the bonus is paid has a retentive effect
● Balance between short- and long-term corporate objectives that align with Company's pay-for-performance philosophy and stockholders' interests
● Short-term growth important in mortgage insurance business, with each book year of business supporting the long-term growth of the Company

Long-Term Compensation:
Long-Term Incentive Program	● Equity-based, with focus on mix of RSUs and options as determined annually	● Align management and stockholder interests on increasing share value
Other Executive Benefits:
Retirement Program
● Participation in a 401(k) plan, including a matching contribution by the Company of 100% of the executive's contribution up to 5% (up from 4% prior to January 1, 2019) of the executive's eligible compensation
● Attract and retain key talent ● Provide income security for retirement
Executive Cash Allowance Program	● Fixed cash amount to be used at the discretion of the executive, in lieu of individualized perquisite programs	● Attract and retain key talent ● Provide total compensation package that is competitive in our market and geographic location
Compensation Program Details
Base Salary
Base salaries provide our NEOs with fixed cash compensation for service during the year, with consideration given to the scope of each NEO's responsibilities, experience and other qualifications essential to the NEO's role. The following table shows our NEOs' annual base salaries as of December 31, 2018.

NEO	2018 Annual Base Salary
Bradley M. Shuster	$850,000
Claudia J. Merkle	$525,000
Adam S. Pollitzer	$472,000
William J. Leatherberry	$435,000
Patrick Mathis	$425,000

In 2018, the Committee increased each of our NEO's annual base salaries by approximately 8%, effective March 1, 2018, to:

•	Better align our NEOs' compensation with executives holding similar positions within our newly developed peer group;

•
Recognize the breadth of management oversight by our NEOs in that all substantive functional areas of the Company, including operations, sales, information technology, risk, legal, government relations, finance, treasury and human resources report to or through these individuals;

•	Reward the individual contributions of our NEOs to the Company's growth and successful performance.
Short-Term Incentive Program
In order to appropriately motivate and reward our NEOs, and to further align their pay with Company performance, we offer a discretionary bonus program that provides for cash bonuses to be awarded based on the Committee's assessment of executive and Company performance within a framework of financial and operational objectives that are set by the Committee at the beginning of each fiscal year. The Committee sets these objectives as reference points to monitor and evaluate our NEOs' progress toward, and alignment with, the Company's short- and long-term priorities. The objectives or their relative weightings, or both, can be modified throughout the year as the Committee deems appropriate or necessary. In general, 20% of our NEOs' bonus opportunity, other than the CEO, is based on personal performance and is targeted each year at 100% achievement. The Committee believes that the collective efforts of our executive team, rather than any one individual, produce outstanding results for the Company, and unless there is a significant reason to distinguish individual performance, the CEO recommends, and the Committee generally agrees, 100% achievement of the personal performance component of the annual bonus for each NEO. Generally, the Committee aims to design and implement our annual incentive plans to reward outstanding performance against our corporate objectives significantly above the targeted benchmark. Conversely, the Committee retains discretion and flexibility, as it determines appropriate, to make its final bonus payment decisions for our NEOs' awards, including to reduce any such amount to zero when individual or corporate performance is below expectations. To be eligible to receive any bonus, each executive must be employed with the Company at the time we pay such bonus.
The following table sets forth the target awards established by the Committee for our NEOs for fiscal year 2018.

NEO	Target Award % of Salary	2018 Target Award
Bradley M. Shuster	100%	$850,000
Claudia J. Merkle	100%	$525,000
Adam S. Pollitzer	100%	$472,000
William J. Leatherberry	100%	$435,000
Patrick Mathis	100%	$425,000
In February 2018, the Committee approved performance objectives, with threshold, target and maximum achievement levels, for fiscal year 2018, which were developed by the executive management team consistent with the Company's 2018 operational plan and budget approved by the Board. With respect to our corporate performance objectives, the 2018 bonus plan included a 50% payout for threshold achievement, 100% for target achievement and 200% for maximum achievement. Bonus awards are interpolated linearly if actual results fall between the threshold and target measurement points or between the target and maximum measurement points.

The following table sets forth the corporate performance objectives established by the Committee for our fiscal year 2018 bonus plan, their relative weightings, achievement benchmarks and the Company's actual performance under each objective.

2018 Performance Objectives*	Weighting	Threshold	Target	Max	Actual Performance
Adjusted Return on Equity	30%	14.0%	14.75%	17.0%	19.8%
Adjusted Operating Income (In Millions)	30%	$107.3	$113.4	$130.4	$151.7
New Insurance Written (In Billions)	25%	$21.0	$23.0	$27.0	$27.3
Adjusted Expense Ratio	15%	50.0%	48.5%	46.0%	41.4%

*	Adjusted Return on Equity, Adjusted Operating Income, and Adjusted Expense Ratio are non-GAAP measures. For a description of how we define these measures under the 2018 bonus plan, see Appendix A.
When setting the 2018 corporate performance objectives, the Committee used a rigorous process to set challenging, yet reasonably attainable objectives intended to support and align with the Company's strategic goals and to ensure an appropriate level of competitiveness within the marketplace, without encouraging unnecessary or excessive risk-taking. In setting the 2018 objectives, the Committee considered (1) the Company's 2018 operational plan and budget that included then-current economic conditions; (2) the competitive landscape in the mortgage insurance industry; and (3) anticipated capital management initiatives. Within this framework, the Committee set objectives based on key financial metrics (consistent with the objectives set in 2017) that it believed would increase stockholder value if achieved, with target and higher objectives set at challenging, yet reasonable levels. In 2018, the Company performed significantly above the target objective in each category, which the Committee considered when awarding 2018 bonuses to our NEOs.
To reach its final conclusion with respect to bonus awards for our NEOs under the 2018 bonus plan, the Committee considered the Company's achievement against the corporate objectives and, in consultation with the CEO, the achievements of our NEOs. After evaluating the Company's record financial performance in 2018, achievement of the maximum corporate objectives and the significant accomplishments of our executive team, the Committee approved payment of bonuses to our NEOs, with awards ranging from 180% to 200% of target. We quantify each NEO's 2018 bonus in the "Non-Equity Incentive Plan Compensation" column in the 2018 Summary Compensation Table, below.
Long-Term Incentive Program
Our NEOs may be awarded equity at the discretion of the Committee under the Company's equity plans. Equity awards are intended to further align the interests of our NEOs with the interests of our stockholders and emphasize long-term performance by linking compensation to share price appreciation over a multi-year period and support the retention of our management team. As determined annually by the Committee, our annual equity award program for NEOs has primarily focused on grants of stock options and RSUs that vest over a three-year period, subject to continued employment.
During fiscal year 2018, the Committee granted the equity awards shown in the table below to our NEOs as a part of their target compensation package. Each of these awards vests in thirds over a three-year period.

NEO	Number of Restricted Stock Units	Number of Securities Underlying Options	Grant Date Fair Value of Stock and Options
Bradley M. Shuster	22,727	195,252	$1,699,990
Claudia J. Merkle	30,080	28,713	$749,992
Adam S. Pollitzer	25,556	24,395	$637,197
William J. Leatherberry	23,552	22,482	$587,230
Patrick Mathis	23,011	21,965	$573,737
In addition, in February 2018, the Committee established the 2019 ROE Goals for Tranche 2 of Mr. Shuster's PRSU award. See "- Executive Summary - Compensation of Mr. Shuster as CEO," above for a description of Mr. Shuster's multi-year PRSU award. Further, the Committee approved option awards for Mr. Pollitzer and Mr. Leatherberry to recognize their contributions in leading the Company through a successful $79.2 million common stock offering and to further align their interests with stockholders to achieve long-term success for the Company. The following table shows Messrs. Shuster's, Pollitzer's and Leatherberry's additional 2018 equity awards.

NEO	Number of Restricted Stock Units	Number of Securities Underlying Options	Grant Date Fair Value of Stock and Options
Bradley M. Shuster	128,378	—	$2,400,669
Adam S. Pollitzer	—	29,152	$163,251
William J. Leatherberry	—	29,152	$163,251
Retirement Plan
Since 2014, the Company has offered a tax-qualified defined contribution retirement savings plan (401(k) Plan), pursuant to which our employees, including our NEOs, are able to contribute a percentage of their annual compensation on a pre- and post-tax basis, up to the limits prescribed by the Internal Revenue Service. In 2018, we offered a 401(k) Company matching contribution for eligible employees who participated in the 401(k) Plan, including our NEOs, of up to 4% of an employee's eligible compensation. Effective January 1, 2019, we increased the Company's 401(k) matching contribution to 5%. Generally, "eligible compensation" used for purposes of calculating contributions under the 401(k) Plan is the amount paid to the NEO as base salary, cash allowance, overtime earnings, bonuses and commissions. Each of our NEOs was eligible to participate in the 401(k) Plan in 2018. The Company does not sponsor any nonqualified deferred compensation plans or pension plans.
Executive Cash Allowance Program
The Company includes in the annual compensation of each NEO a standardized, fixed cash amount to be used at the discretion of the executive officer, in lieu of individualized perquisite programs. In 2018, the additional compensation under this program was $38,400 for Mr. Shuster, $35,600 for Ms. Merkle and $30,000 for our other NEOs.

Other Aspects of our Executive Compensation Program
Stock Ownership by Executive Officers
Our Stock Ownership Policy, which is administered by the Committee, is applicable to the Company's executive officers, Executive Chairman and non-employee directors. These guidelines were adopted to further underscore that management's interests should be aligned with those of our stockholders. Stock considered owned under the policy includes (i) common shares owned outright by the executive; (ii) shares underlying unvested RSUs; and (iii) "in-the-money" vested options. Under the policy, the total value of all shares of the Company's common stock held by each executive officer must equal or exceed the following multiples of their respective base salaries:

▪	Executive Chairman 10.0 x base salary

▪	CEO 5.0 x base salary

▪	President 3.0 x base salary

▪	EVPs 3.0 x base salary
Each executive officer is required to hold 50% of shares delivered by the Company upon vesting or exercise of equity awards granted under the Company's equity plans, until the applicable stock ownership threshold has been met. Under the policy, each executive officer is expected to meet the guideline within five years of becoming a participant under the policy. As of December 31, 2018, each of our NEOs met the stock ownership requirement.
Absolute Hedging and Pledging Prohibitions
Our executive officers and directors are subject to the Company's Insider Trading and Information Policy, which includes a complete prohibition on engaging in any form of speculative hedging transaction involving the Company's equity securities. In addition, our executive officers and directors may not hold Company securities in a margin account or pledge such securities as collateral for a loan.
Clawback Policy
The Company's Clawback Policy allows the Company to recover certain cash and equity-based incentive compensation provided to certain covered individuals (including all of the Company's NEOs) after February 9, 2017, if the Company is required to prepare a material accounting restatement due to its material noncompliance with financial reporting requirements under the securities laws.
Tax Considerations and Deductibility of Compensation
Prior to December 22, 2017, when the TCJA was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. Under the TCJA, the performance-based exception has been repealed. Additionally, once an executive is subject to the limit in one year, the executive will be subject to the limit in all future years. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. In connection with fiscal year 2018 compensation decisions, the Committee considered the potential tax deductibility of executive compensation under Section 162(m), while also delivering competitive levels and forms of compensation.
Severance Plan
The Company's Severance Plan provides for payment of cash severance and healthcare coverage upon certain involuntary terminations of employment by the Company, as specified in the Severance Plan, including a work-force reduction, elimination of an eligible employee's position, lack of work or any other reason approved in the sole discretion of the Company (each a Severance Termination). The Severance Plan applies to all of the Company's regular full- or part-time employees, including our NEOs who do not have employment agreements. In 2018, each of our NEOs was eligible to participate in the Severance Plan, except Mr. Shuster, who was party to an employment agreement with the Company until December 31, 2018. Upon a Severance Termination, subject to certain conditions including the applicable executive's execution and non-revocation of a separation agreement and release, the Severance Plan provides that an eligible NEO would receive three months' base salary and three months' of health coverage contributions for each year of service, with a maximum benefit of 12 months' base salary and 12 months' of health coverage contributions.

Change in Control Severance Plan (CIC Severance Plan)
The Company's CIC Severance Plan contemplates that the Committee will designate from time-to-time, in its sole discretion, the executive officers who are eligible to receive benefits under the CIC Severance Plan. The Committee has designated each of the Company's executive officers as participants in the CIC Severance Plan. Each executive designated by the Committee to receive benefits under the CIC Severance Plan has received a "participation notice," confirming the terms of the executive's participation, including (i) a severance multiple for purposes of determining the participant's cash severance amount (Severance Multiple) and (ii) the period of time during which the participant is eligible for medical insurance premium reimbursements (COBRA Period).
The Committee has named each of the Company's NEOs as participants at the following Severance Multiple and COBRA Period:

NEO	Severance Multiple	COBRA Period
Bradley M. Shuster	2.0x	24 months
Claudia J. Merkle	1.5x	18 months
Adam S. Pollitzer	1.5x	18 months
William J. Leatherberry	1.5x	18 months
Patrick Mathis	1.5x	18 months
Effective January 1, 2019, Ms. Merkle's severance multiple increased to 2.0x and her COBRA period increased to 24 months.
The CIC Severance Plan includes a "double-trigger" to be eligible for benefits. The CIC Severance Plan provides that upon a participant's termination of employment without "Cause" or for "Good Reason," (in each case as defined in the CIC Severance Plan) within 24 months after a "Change in Control," (as defined in the CIC Severance Plan) or six months before a Change in Control (if the termination within that six month period occurs after a definitive agreement that contemplates such Change in Control is executed and the Change in Control occurs), such participant shall be entitled to the following payments, subject to the participant's execution and non-revocation of a release of claims: (i) a lump sum cash payment equal to (A) the sum of the participant's base salary and target discretionary bonus, in each case, as in effect immediately prior to the termination, multiplied by (B) the participant's Severance Multiple; (ii) a lump sum cash payment equal to the cost of healthcare premiums for the duration of the participant's COBRA Period; (iii) a lump sum cash payment equal to the participant's target discretionary bonus for the fiscal year in which the participant is terminated, pro-rated through the date of termination as described in the CIC Severance Plan; and (iv) any other earned and vested amounts or benefits that the Company is required to pay or provide or for which the participant is eligible to receive from the Company through the date of the termination, to the extent not yet paid or provided.
Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis with the Company's management and, based on our review and discussions, we recommend to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee
James H. Ozanne (Chairperson)
Steven L. Scheid
Michael Embler

COMPENSATION AND RELATED TABLES
2018 Summary Compensation Table
The following summary compensation table sets forth information regarding the compensation paid, awarded to or earned by our NEOs who were serving as executive officers on December 31, 2018, for services rendered in all capacities during the fiscal years presented.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Bradley M. Shuster, Chief Executive Officer	2018	$839,583	$—	$2,825,664	$1,274,996	$1,700,000	$66,325	$6,706,568
	2017	$781,250	$—	$1,424,996	$1,300,223	$1,063,125	$58,101	$4,627,695
	2016	$668,750	$1,398,153	$1,019,956	$—	$—	$61,163	$3,148,022
Claudia J. Merkle, President	2018	$510,667	$—	$562,496	$187,496	$930,205	$57,547	$2,248,411
	2017	$461,667	$—	$289,999	$290,049	$593,920	$44,304	$1,679,939
	2016	$407,917	$702,193	$449,989	$—	$—	$41,200	$1,601,299
Adam S. Pollitzer, Chief Financial Officer	2018	$466,250	$—	$477,897	$322,551	$849,600	$42,830	$2,159,128
	2017	$290,265	$—	$2,249,996	$249,999	$560,000	$361,013	$3,711,273
William J. Leatherberry, Chief Legal Officer	2018	$428,167	$—	$440,422	$310,059	$783,000	$43,788	$2,005,436
Patrick Mathis, Chief Operating Officer	2018	$419,833	$—	$430,306	$143,431	$765,000	$42,830	$1,801,400

(1)
Represents the grant date fair value of the RSUs granted to our NEOs in the respective fiscal year, calculated in accordance with FASB ASC Topic 718, Compensation-Stock Compensation (ASC Topic 718). See Note 10, "Share-Based Compensation" of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2018 for an explanation of the assumptions made in valuing these awards. For Mr. Shuster, the amount in this column represents the grant date fair values of his 2018 time-based RSU grant and of Tranche 2 of his PRSU grant, assuming achievement at the target level of performance. The value of Tranche 2 on the grant date would have been $3,000,826, assuming achievement at the max level of performance.

(2)
Represents the grant date fair value of stock options granted to our NEOs in the respective fiscal year, calculated in accordance with ASC Topic 718. See Note 10, "Share-Based Compensation" of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2018 for an explanation of the assumptions made in valuing these awards.

(3)
The amounts reported in this column represent the applicable NEO's 2018 annual incentive bonus that was earned in 2018, awarded at the discretion of the Committee, and paid in 2019. We believe our NEOs' 2018 bonuses are appropriately disclosed as non-equity incentive plan compensation, because the Committee established corporate performance objectives under the 2018 bonus plan to provide for compensation that was intended to serve as incentive for performance in 2018, notwithstanding that the Committee retained discretion to award payouts of any amount irrespective of the Company's actual performance against such objectives.

(4)
The amounts reported in this column for 2018 include: (a) executive cash allowances of $38,400 for Mr. Shuster, $35,600 for Ms. Merkle and $30,000 for each of Messrs. Pollitzer, Leatherberry and Mathis; (b) matching 401(k) contributions of $11,000 on behalf of each NEO; (c) reserved parking fees for each NEO; (d) spousal travel payments for Mr. Shuster; (e) health savings account contributions for Mr. Leatherberry; and (f) insurance benefits for Ms. Merkle.

Employment Arrangements with our NEOs
In 2018, Mr. Shuster served as the Company's CEO pursuant to a December 2015 amended and restated employment agreement that expired by its own terms on December 31, 2018 (Shuster Agreement). The Company does not have employment agreements with any of our other NEOs, each of whom was employed by the Company in 2018 on an "at-will" basis and, other than Mr. Pollitzer and Mr. Leatherberry, not subject to an offer letter.
In 2018, Ms. Merkle was President of the Company, after transitioning from her prior role as Chief Operating Officer in May. Mr. Pollitzer has served as the Company's Chief Financial Officer since 2017, pursuant to an offer letter we entered into with him on February 1, 2017 (Pollitzer Letter). Mr. Leatherberry has served as our Chief Legal Officer since 2014, pursuant to an offer letter we entered into with him on July 14, 2014 (Leatherberry Letter). In 2018, Mr. Mathis held various positions throughout the year, becoming our Chief Operating Officer in December 2018.
Among other things, each of the Shuster Agreement, Pollitzer Letter and Leatherberry Letter provides that the relevant executive shall (i) receive an annual base salary; (ii) participate in the Company's benefit plans; (iii) be eligible for a discretionary annual cash bonus under the Company's annual bonus plan; (iv) be eligible for equity grants under the Company's equity plans; and (v) receive change-in-control severance benefits (all of which were superseded by the CIC Severance Plan in 2017). Although not memorialized in offer letters, Ms. Merkle and Mr. Mathis are also eligible for the same benefits as our other NEOs.
The material components of our NEOs' 2018 employment arrangements are summarized below.
Salary. Each NEO is entitled to an annual base salary as determined annually by the Committee. Each NEO's 2018 base salary is quantified above, in "Compensation Discussion and Analysis - Elements of Executive Compensation Program - Compensation Program Details - Base Salary."
Annual Bonus. Each NEO is eligible for a discretionary annual cash bonus, with a target annual bonus opportunity in 2018 of 100% of the executive's annual base salary. See, "Compensation Discussion and Analysis - Elements of Executive Compensation Program - Compensation Program Details - Short-Term Incentive Program," above for a discussion of payment of bonuses to our NEOs under the 2018 Bonus Plan.
Equity Awards. Each NEO has received equity awards under our 2014 Plan and 2012 Stock Incentive Plan (2012 Plan) and remains eligible to receive future awards under both plans. Our NEOs' 2018 equity awards and outstanding equity awards as of December 31, 2018 are described and quantified below under "- Grants of Plan-Based Awards for 2018" and "- Outstanding Equity Awards at 2018 Fiscal Year-End," respectively.
Benefit Plans. Each NEO is eligible to participate in the Company's benefit plans, including the Company's 401(k) retirement plan and the executive cash allowance program, as discussed above in "Compensation Discussion and Analysis - Elements of Executive Compensation Program."
Severance Benefits. In 2018, each NEO was eligible to participate in the Company's Severance Plan, other than Mr. Shuster, whose employment agreement controlled. See "Compensation Discussion and Analysis - Elements of Executive Compensation Program - Other Aspects of our Executive Compensation Program - Severance Plan." In 2018, the Shuster Agreement provided for certain severance benefits for Mr. Shuster, including if the Company had terminated his employment without cause or for good reason. See below under "- Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2018" for a description of the severance benefits that Mr. Shuster would have been eligible to receive as of December 31, 2018.
CIC Severance Plan Benefits. Each NEO has been eligible to participate in the Company's CIC Severance Plan since it was adopted in 2017. The Shuster Employment Agreement and the Pollitzer and Leatherberry Letters each provided for certain change-in-control severance benefits that were replaced by the severance benefits under the CIC Severance Plan. See "Compensation Discussion and Analysis - Other Aspects of our Executive Compensation Program - Change In Control Severance Plan (CIC Severance Plan)," above. See below under "- Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2018" for a description of the change-in-control severance benefits that our NEOs would have been eligible to receive as of December 31, 2018.

Grants of Plan-Based Awards for 2018

	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bradley M. Shuster	—	$425,000	$850,000	$1,700,000	—	—	—	—	—	$—	$—
	2/7/2018	$—	$—	$—	64,189	128,378	160,472	—	—	$—	$2,400,669 (6)
	2/7/2018	$—	$—	$—	—	—	—	22,727	—	$—	$424,995
	2/7/2018	$—	$—	$—	—	—	—	—	195,252	$18.70	$1,274,996
Claudia J. Merkle	—	$315,000	$525,000	$945,000	—	—	—	—	—	$—	$—
	2/7/2018	$—	$—	$—	—	—	—	30,080	—	$—	$562,496
	2/7/2018	$—	$—	$—	—	—	—	—	28,713	$18.70	$187,496
Adam S. Pollitzer	—	$283,200	$472,000	$849,600	—	—	—	—	—	$—	$—
	2/7/2018	$—	$—	$—	—	—	—	25,556	—	$—	$477,897
	2/7/2018	$—	$—	$—	—	—	—	—	24,395	$18.70	$159,299
	3/15/2018	$—	$—	$—	—	—	—	—	29,152	$16.00	$163,251
William J. Leatherberry	—	$261,000	$435,000	$783,000	—	—	—	—	—	$—	$—
	2/7/2018	$—	$—	$—	—	—	—	23,552	—	$—	$440,422
	2/7/2018	$—	$—	$—	—	—	—	—	22,482	$18.70	$146,807
	3/15/2018	$—	$—	$—	—	—	—	—	29,152	$16.00	$163,251
Patrick Mathis	—	$255,000	$425,000	$765,000	—	—	—	—	—	$—	$—
	2/7/2018	$—	$—	$—	—	—	—	23,011	—	$—	$430,306
	2/7/2018	$—	$—	$—	—	—	—	—	21,965	$18.70	$143,431

(1)
The actual amounts earned in 2018 but awarded and paid in 2019 are shown in the Non-Equity Incentive Plan Compensation column of the 2018 Summary Compensation Table, above. See "Compensation Discussion and Analysis - Elements of Executive Compensation Program - Compensation Program Details - Short-Term Incentive Program" for more information about the components of each NEO's 2018 bonus.

(2)
Represents Tranche 2 of Mr. Shuster's PRSU grant, which award was approved by the Committee in February 2017. Tranche 2 of Mr. Shuster’s PRSUs is eligible to vest on December 31, 2019, subject to Mr. Shuster's continued employment with the Company through the applicable vesting date. The actual number of shares subject to Tranche 2 that are potentially earned will be based on the satisfaction of the 2019 ROE Goals, which were established by the Committee on February 7, 2018, the Tranche 2 grant date. See "Compensation Discussion and Analysis - Executive Summary - Compensation of Mr. Shuster as CEO," above for a description of Mr. Shuster's PRSU grant.

(3)	These RSU grants vest in 1/3 increments (rounded down to the nearest whole share) on the first, second and third anniversaries of the grant date.

(4)	These stock option grants vest in 1/3 increments (rounded down to the nearest whole share) on the first, second, and third anniversaries of the grant date.

(5)	The amounts included in this column reflect the grant date fair value of stock option and RSU awards to our NEOs in 2018. The grant date fair value was determined in accordance with ASC Topic 718.

(6)
The amount represents the grant date fair value of Tranche 2 of Mr. Shuster's PRSUs, assuming achievement at the target level of performance. The value of Tranche 2 on the grant date would have been $3,000,826, assuming achievement at the max level of performance.

While the vesting of the equity awards granted to our NEOs generally requires continued service through the applicable vesting date, in some instances the vesting of such equity awards will be accelerated upon a qualifying termination of employment or a change in control. For a further description of the treatment of equity upon certain qualifying terminations of employment or a change in control, see "- Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2018" below.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table provides our NEOs' outstanding equity interests as of December 31, 2018:

		Option Awards					Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
Bradley M. Shuster	2012	607,500	—	—	$10.00	4/24/2022	—	$—	—	$—
	2013	133,333	—	—	$11.75	2/14/2023	—	$—	—	$—
	2014	151,700	—	—	$12.32	2/12/2024	—	$—	—	$—
	2015	263,800	—	—	$8.50	2/12/2025	—	$—	—	$—
	2016	—	—	—	$—	—	71,128 (1)	$1,269,635	—	$—
	2017	110,262	220,526 (2)	—	$11.10	2/9/2027	—	$—	160,472 (3)	$2,864,425
	2018	—	195,252 (4)	—	$18.70	2/7/2028	22,727 (5)	$405,677	160,472 (3)	$2,864,425
Claudia J. Merkle	2012	12,000	—	—	$10.00	5/30/2022	—	$—	—	$—
	2012	12,000	—	—	$10.00	11/7/2022	—	$—	—	$—
	2013	30,247	—	—	$11.75	2/14/2023	—	$—	—	$—
	2014	—	—	—	$—	2/12/2024	—	$—	—	$—
	2015	86,200	—	—	$8.50	2/12/2025	—	$—	—	$—
	2016	—	—	—	$—	—	31,380 (1)	$560,133	—	$—
	2017	24,597	49,194 (2)	—	$11.10	2/9/2027	17,418 (6)	$310,911	—	$—
	2018	—	28,713 (4)	—	$18.70	2/7/2028	30,080 (5)	$536,928	—	$—
Adam S. Pollitzer	2017	22,964	45,929 (7)	—	$10.80	5/10/2027	163,580 (8)	$2,919,903	—	$—
	2018	—	24,395 (4)	—	$18.70	2/7/2028	25,556 (5)	$456,175	—	$—
	2018	—	29,152 (9)	—	$16.00	3/15/2028	—	$—	—	$—
William J. Leatherberry	2014	33,850	—	—	$9.45	9/10/2024	—	$—	—	$—
	2015	50,200	—	—	$8.50	2/12/2025	—	$—	—	$—
	2016	—	—	—	$—	—	25,104 (1)	$448,106	—	$—
	2017	16,709	33,418 (2)	—	$11.10	2/9/2027	11,832 (6)	$211,201	—	$—
	2018	—	22,482 (4)	—	$18.70	2/7/2028	23,552 (5)	$420,403	—	$—
	2018	—	29,152 (9)	—	$16.00	3/15/2028	—	$—	—	$—
Patrick Mathis	2015	20,700	—	—	$8.50	2/12/2025	—	$—	—	$—
	2016	—	—	—	$—	—	18,828 (1)	$336,080	—	$—
	2017	16,709	33,418 (2)	—	$11.10	2/9/2027	11,832 (6)	$211,201	—	$—
	2018	—	21,965 (4)	—	$18.70	2/7/2028	23,011 (5)	$410,746	—	$—

(1)	Remaining RSUs scheduled to vest 100% on 2/10/2019.

(2)	Remaining stock options scheduled to vest 50% on 2/9/2019 and 50% on 2/9/2020.

(3)
Tranche 1 of Mr. Shuster’s PRSUs vested as of February 13, 2019, when the Committee determined that the maximum 2018 ROE Goal was achieved and that Mr. Shuster earned 125% of Tranche 1. Tranche 2 is eligible to vest on December 31, 2019, with the number of shares earned subject to the 2019 ROE Goals, as described above under "- Compensation of Mr. Shuster as CEO." The numbers are based on max performance.

(4)	Stock options scheduled to vest in thirds (rounded down to the nearest whole share) on 2/7/2019, 2/7/2020 and 2/7/2021.

(5)	RSUs scheduled to vest in thirds (rounded down to the nearest whole share) on 2/7/2019, 2/7/2020 and 2/7/2021.

(6)	Remaining RSUs scheduled to vest 50% on 2/9/2019 and 50% on 2/9/2020.

(7)	Remaining stock options scheduled to vest 50% on 5/10/2019 and 50% on 5/10/2020.

(8)
Includes 15,432 unvested RSUs from Mr. Pollitzer's 5/10/2017 award (scheduled to vest 50% on 5/10/2019 and 50% on 5/10/2020), and 148,148 unvested RSUs from Mr. Pollitzer's second 5/10/2017 award (scheduled to vest in fourths on 5/10/2019, 5/10/2020, 5/10/2021 and 5/10/2022).

(9)	Stock options scheduled to vest in thirds (rounded down to the nearest whole share) on 3/15/2019, 3/15/2020 and 3/15/2021.

(10)	The payout value is based on the $17.85 closing price of our common stock on NASDAQ on December 31, 2018 multiplied by the number of unvested RSUs as of December 31, 2018.
Option Exercises and Stock Vested during Fiscal Year 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bradley M. Shuster	300,000	$3,595,472	92,394	$1,662,034
Claudia J. Merkle	76,000	$679,463	43,088	$784,352
Adam S. Pollitzer	—	$—	44,753	$727,236
William J. Leatherberry	70,000	$918,799	33,786	$615,044
Patrick Mathis	181,247	$1,569,897	27,741	$505,036

Potential Payments upon Termination of Employment or Change in Control as of December 31, 2018
The following summarizes the compensation and benefits payable to each of our NEO's if an NEO's employment is terminated under various circumstances. The compensation and benefits described and quantified below are in addition to the compensation and benefits that would already be earned or vested upon an NEO's termination, including earned but unpaid base salary and earned and awarded but unpaid annual bonus for a prior award period, as of the date of termination of employment, (other than any portion of such annual bonus that was previously deferred which would have been paid in accordance with the applicable deferral arrangement) (collectively, the Accrued Compensation) and any accrued and unpaid benefits, including accrued paid-time off and the timely payment of any amounts due and payable under any of our applicable plans, programs, policies or practices (collectively, the Accrued Benefits).
Termination of Employment without Cause or Resignation with Good Reason
Shuster Employment Agreement and Equity Grants
The Shuster Employment Agreement provided for enhanced severance benefits, as described and quantified in the table below, if his employment had been terminated by us without "cause" or by him for "good reason" (each as defined in the agreement) during the term of his employment period (but not within two years following a "change in control"), subject to his execution and non-revocation of a release (a termination release). In addition, the terms of Mr. Shuster's equity grants provide that, upon a termination of employment without "cause" or for "good reason," (each, as defined in the Shuster Employment Agreement) all of Mr. Shuster's unvested stock options and unvested, time-vested RSUs shall immediately vest and such stock options shall become and remain exercisable for 90 days from such termination. Further, upon such a termination, Mr. Shuster's PRSUs would remain outstanding and would vest subject to achievement of the specified performance goals, as determined by the Committee in accordance with the terms of the award agreement.
Other NEOs' Equity Grants*
Each 2018 NEO RSU grant and each of Mr. Pollitzer's 2017 RSU grants provide that if the NEO's employment is terminated by us without "cause," as defined in the 2014 Plan, subject to the executive having served as an employee of the Company for at least one year, a prorated portion of the executive's unvested RSUs that would have vested on the next vesting date would vest, based on the number of days that such executive was employed during the applicable vesting term (a "pro-rata vesting"). Each NEO stock option grant (other than Mr. Pollitzer's 2017 stock option grant), provides for pro-rata vesting if the NEO's employment is terminated by us without "cause," as defined in the 2012 Plan. Mr. Pollitzer's 2017 stock option grant provides for vesting of all unvested stock options under such grant if we terminate his employment without "cause." If a stock option vesting were to occur after an NEO's termination of employment without cause, the executive would have 90 days following such termination to exercise vested stock options.

*
The references to our NEOs in this paragraph include each NEO other than Mr. Shuster. All unvested NEO RSUs have been granted under the 2014 Plan, and all unvested NEO stock options have been granted under the 2012 Plan.

Severance Plan Termination
In 2018, each NEO, other than Mr. Shuster, was eligible to participate in the Severance Plan. See "Compensation Discussion and Analysis - Other Aspects of our Executive Compensation Program - Severance Plan," above. Upon a Severance Termination as of December 31, 2018, subject to the executive's execution of a termination release, Ms. Merkle and Messrs. Leatherberry and Mathis would have received 12 months' base salary and 12 months' of healthcare insurance premium contributions and Mr. Pollitzer would have received three months' base salary and three months' of healthcare insurance premium contributions.
Termination of Employment for Cause or Voluntary Resignation
For each of our NEOs, all unvested equity awards will be forfeited following the Company's termination of the executive's employment for "cause" (as defined in the applicable equity plan) or the executive's voluntary resignation of employment, including for Mr. Shuster a voluntary resignation by him without "good reason" (as defined in the Shuster Employment Agreement). If any NEO is terminated for cause or voluntarily resigns, such NEO would not be entitled to payment of any severance benefit, but would be paid Accrued Compensation and Accrued Benefits, if any.
Termination of Employment Due to Death or Disability
Upon a termination of employment due to death or disability, our NEOs are entitled to payment of Accrued Compensation and Accrued Benefits. Each NEO equity award (other than Mr. Shuster's PRSUs) provides for pro-rata vesting if an NEO's employment is terminated due to death or disability. Any such vested options would become and remain exercisable until the first anniversary of the related termination of employment. Mr. Shuster's PRSU award provides that any unvested RSUs shall vest immediately at target and be deemed to be fully earned and payable, if Mr. Shuster's employment is terminated due to death or disability.
Change in Control
The Company's CIC Severance Plan provides for "double-trigger" severance benefits for our NEOs following a change in control. See "Compensation Discussion and Analysis - Other Aspects of our Executive Compensation Program - Change in Control Severance Plan," above. Under the CIC Severance Plan, if an NEO's employment is terminated without "cause" or for "good reason," within 24 months after a "change in control," or six months before a change in control (if the termination within that six month period occurs after a definitive agreement that contemplates such change in control is executed and the change in control occurs), such participant shall be entitled to the following lump sum cash payments, subject to the NEO's execution and non-revocation of a termination release:

(i)
a lump sum cash payment equal to (A) the sum of the NEO's base salary and target discretionary bonus, in each case, as in effect immediately prior to the termination, multiplied by (B) the participant's Severance Multiple;

(ii)	a lump sum cash payment equal to the cost of healthcare insurance premiums for the duration of the NEO's COBRA Period;

(iii)
a lump sum cash payment equal to the participant's target discretionary bonus for the fiscal year in which the NEO is terminated, pro-rated through the date of termination as described in the CIC Severance Plan; and

(iv)	any Accrued Compensation and Accrued Benefits.
In addition, pursuant to the terms of the applicable award agreements, upon a "change in control," (as defined in the applicable equity plan) all outstanding stock options and time-vested RSUs granted to our NEOs will immediately vest and options would become exercisable. With respect to Mr. Shuster's PRSUs, upon any change in control occurring prior to the date the Committee determines satisfaction of performance goals for Tranche 1 or Tranche 2, such RSUs shall vest immediately and be deemed to be earned and payable in an amount equal to the full value of the RSUs with applicable ROE goals deemed achieved based on the greater of target performance and actual performance as determined by the Committee prior to the change in control. If an NEO's employment is terminated for any reason (other than for "cause" as defined in the applicable equity plan) during the two years following a change in control, all vested stock options shall remain outstanding and exercisable until the earlier of the tenth anniversary of the date of grant or the fifth anniversary of the employment termination.
NEO Termination Payments
The following table reflects the estimated payments to our NEOs that would have been made upon certain hypothetical terminations of employment or a change in control, with such payments based on the assumption that such an event occurred on December 31, 2018. The closing price of our common stock on December 31, 2018 on NASDAQ was $17.85 per share (the Closing Price).

Name	Scenario	Cash Severance ($)	Stock Option Vesting ($)	Restricted Stock Unit Vesting ($)	Benefits ($)	Total ($)
Bradley M. Shuster	Voluntary Resignation (no Good Reason)	-	-	-	-	-
	Termination without Cause or for Good Reason	$1,700,000 (1)	$1,488,551 (2)	$1,675,312 (3)	-	$4,863,863
	Severance Termination (11)	-	-	-	-	-
	Involuntary Termination for Cause	-	-	-	-	-
	Death or Disability	-	$662,702 (4)	$5,831,238 (4)	-	$6,493,940
	Termination Following Change in Control	$4,250,000 (5)	$1,488,551 (6)	$6,258,407 (7)	$35,762 (8)	$12,032,720
	No Termination Following Change in Control	-	$1,488,551 (6)	$6,258,407 (7)	-	$7,746,958
Claudia J. Merkle	Voluntary Resignation	-	-	-	-	-
	Termination without Cause	-	$147,832 (9)	$160,329 (10)	-	$308,161
	Severance Termination	$525,000 (11)	$147,832 (9)	$160,329 (10)	$21,455 (11)	$854,616
	Involuntary Termination for Cause	-	-	-	-	-
	Death or Disability	-	$147,832 (4)	$795,932 (4)	-	$943,764
	Termination Following Change in Control	$2,100,000 (12)	$332,060 (6)	$1,407,972 (7)	$32,183 (8)	$3,872,215
	No Termination Following Change in Control	-	$332,060 (6)	$1,407,972 (7)	-	$1,740,032
Adam S. Pollitzer	Voluntary Resignation	-	-	-	-	-
	Termination without Cause	-	$338,130 (9)	$650,508 (10)	-	$988,638
	Severance Termination	$118,000 (11)	$338,130 (9)	$650,508 (10)	$7,744 (11)	$1,114,382
	Involuntary Termination for Cause	-	-	-	-	-
	Death or Disability	-	$118,565 (4)	$650,508 (4)	-	$769,073
	Termination Following Change in Control	$1,888,000 (12)	$377,731 (6)	$3,376,078 (7)	$46,466 (8)	$5,688,275
	No Termination Following Change in Control	-	$377,731 (6)	$3,376,078 (7)	-	$3,753,809
William J. Leatherberry	Voluntary Resignation	-	-	-	-	-
	Termination without Cause	-	$114,750 (9)	$125,521 (10)	-	$240,271
	Severance Termination	$435,000 (11)	$114,750 (9)	$125,521 (10)	$30,977 (11)	$706,248
	Involuntary Termination for Cause	-	-	-	-	-
	Death or Disability	-	$114,750 (4)	$617,289 (4)	-	$732,039
	Termination Following Change in Control	$1,740,000 (12)	$279,503 (6)	$1,079,710 (7)	$46,466 (8)	$3,145,679
	No Termination Following Change in Control	-	$279,503 (6)	$1,079,710 (7)	-	$1,359,213
Patrick Mathis	Voluntary Resignation	-	-	-	-	-
	Termination without Cause	-	$100,420 (9)	$122,647 (10)	-	$223,067
	Severance Termination	$425,000 (11)	$100,420 (9)	$122,647 (10)	$33,339 (11)	$681,406
	Involuntary Termination for Cause	-	-	-	-	-
	Death or Disability	-	$100,420 (4)	$514,973 (4)	-	$615,393
	Termination Following Change in Control	$1,700,000 (12)	$225,572 (6)	$958,027 (7)	$50,009 (8)	$2,933,608
	No Termination Following Change in Control	-	$225,572 (6)	$958,027 (7)	-	$1,183,599

(1)
As provided in the Shuster Employment Agreement, amount is equal to the sum of one times Mr. Shuster's annual base salary at the time of termination and one times his target annual bonus for the year in which the termination occurs, which, for 2018, was 100% of his annual base salary.

(2)
Upon a termination of employment without cause or for good reason, any unvested stock options would have vested and become fully exercisable.  As of December 31, 2018, the exercise price of our NEOs' February 7, 2018 option grants (the Underwater Options) was in excess of the closing price of our common stock on December 31, 2018. Accordingly, no value is included in this table in respect of accelerated vesting of the Underwater Options. See "- Outstanding Equity Awards at 2018 Fiscal Year-End," above.

(3)
Upon a termination of employment without cause or for good reason, Mr. Shuster's unvested time-vested RSUs would have become fully vested and his unvested PRSUs would have remained outstanding and subject to vesting upon the achievement of the applicable ROE goals, as determined by the Committee in accordance with the terms of the award agreement.

(4)
Each NEO equity award (other than Mr. Shuster's PRSUs) provides for pro-rata vesting if an NEO's employment is terminated due to death or disability. Mr. Shuster's PRSU award provides that any unvested PRSUs shall vest immediately at target, if Mr. Shuster's employment is terminated due to death or disability. No value is included in this table in respect of accelerated vesting of the Underwater Options.

(5)
As a participant in the CIC Severance Plan, Mr. Shuster would be entitled to a cash payment equal to the sum of (i) two times the sum of Mr. Shuster's annual base salary and target annual bonus, in each case as in effect immediately prior to the termination and (ii) Mr. Shuster's target annual bonus for the fiscal year in which the termination occurs, pro-rated through the date of termination as described in the CIC Severance Plan.

(6)
Upon a change in control, any unvested stock options would have fully vested and become fully exercisable. No value is included in this table in respect of accelerated vesting of the Underwater Options.

(7)	Upon a change in control, any unvested time-vested RSUs would have fully vested and, for Mr. Shuster, 100% of the shares subject to Tranche 1 and Tranche 2 of his PRSUs would have fully vested.

(8)
As participants in the CIC Severance Plan, each NEO would be entitled to a lump sum cash payment equal to the cost of healthcare insurance premiums for the duration of the participant's COBRA period. In 2018, the COBRA period was 24 months for Mr. Shuster and 18 months for each of our other NEOs.

(9)
Each NEO stock option grant (other than Mr. Pollitzer's 2017 stock option grant), provides for pro-rata vesting if the NEO's employment is terminated by us without cause, including a Severance Termination under the Severance Plan. With such a termination, all of Mr. Pollitzer's 2017 unvested stock options would have vested in full. See "- Outstanding Equity Awards at 2018 Fiscal Year-End," above.

(10)
Each NEO's 2018 RSU grant and each of Mr. Pollitzer's 2017 RSU grants provide for pro-rata vesting if the executive's employment is terminated by us without cause, including a Severance Termination under the Severance Plan.

(11)
Amounts payable under the Severance Plan upon a Severance Termination. Mr. Shuster was not eligible to participate in the Severance Plan in 2018. Each of our NEOs other than Mr. Pollitzer would have been eligible to be paid 12 months' base salary and to receive 12 months' of healthcare insurance premium contributions and Mr. Pollitzer would have been eligible to be paid three months' base salary and to receive three months' healthcare insurance premium contributions. See "- Termination of Employment without Cause or Resignation with Good Reason - Severance Plan Termination," above.

(12)
As participants in the CIC Severance Plan, the NEO would be entitled to a cash payment equal to the sum of (i) one and one-half times the sum of the executive's annual base salary and target annual bonus, in each case as in effect immediately prior to the termination and (ii) the executive's target annual bonus for the fiscal year in which the termination occurs, pro-rated through the date of termination as described in the CIC Severance Plan.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information about the beneficial ownership of our common stock as of March 22, 2019 for:

•	each person known to us to be the beneficial owner of more than five percent of our Class A common stock;

•	each NEO;

•	each of our directors; and

•	all of our current executive officers, identified above under the caption "Executive Officers," and directors as a group.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o NMI Holdings, Inc., 2100 Powell Street, 12th Floor, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 67,473,786 shares of our Class A common stock outstanding as of March 22, 2019. There are currently no shares of our Class B common stock issued and outstanding.
In computing the number of shares of common stock beneficially owned by a person and such person's percentage of ownership of all outstanding shares, we deemed as owned and outstanding for such person those shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 22, 2019 and RSUs held by that person that will vest within 60 days of March 22, 2019. We, however, did not deem such shares as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares of Class A Common Stock Beneficially Owned
Named Executive Officers and Directors:	Number	%
Bradley M. Shuster (1)	1,817,366	2.6%
Claudia J. Merkle (2)	145,413	*
Adam S. Pollitzer (3)	112,602	*
William J. Leatherberry (4)	185,370	*
Patrick Mathis (5)	25,695	*
James H. Ozanne (6)	168,957	*
Steven L. Scheid (7)	91,516	*
Michael Embler (8)	109,007	*
James G. Jones (9)	177,507	*
Michael Montgomery (10)	56,120	*
Regina Muehlhauser (11)	25,781	*
All executive officers and directors as a group (12 persons)	2,935,264	4.2%
________________

*	Represents less than 1% beneficial ownership.

(1)
Represents 514,652 shares held directly, 160,773 shares held indirectly in the Shuster Family Trust, of which Mr. Shuster and his wife are co-trustees and beneficiaries and 1,141,941 vested stock options.

(2)	Represents 32,401 shares held directly and 113,012 vested stock options.

(3)	Represents 4,073 shares held directly, 44,753 RSUs expected to vest within 60 days of March 22, 2019, 22,964 options expected to vest within 60 days of March 22, 2019 and 40,812 vested stock options.

(4)	Represents 109,741 shares held directly and 75,629 vested stock options.

(5)	Represents 18,374 shares held directly and 7,321 vested stock options.

(6)
Represents 90,409 shares held directly, 35,000 shares held by Greenrange Partners LLC, a venture capital investment company for which Mr. Ozanne serves as principal, 38,625 vested stock options and 4,923 RSUs expected to vest within 60 days of March 22, 2019.

(7)
Represents 49,268 shares held directly, 10,000 shares held in the Scheid Family Trust of which Mr. Scheid and his wife are co-trustees and beneficiaries, 27,325 vested stock options and 4,923 RSUs expected to vest within 60 days of March 22, 2019.

(8)	Represents 66,271 shares held directly, 37,813 vested stock options and 4,923 RSUs expected to vest within 60 days of March 22, 2019.

(9)
Represents 86,271 shares held directly, 57,000 shares held in the James G. Jones and Maria F. Jones Revocable Trust, 2,000 shares held by the Jennie K. Jones Irrevocable Living Trust, of which Mr. Jones is the sole trustee, 2,000 shares held in the Jaime C. Jones Irrevocable

Living Trust, of which Mr. Jones is the sole trustee, 25,313 vested stock options and 4,923 RSUs expected to vest within 60 days of March 22, 2019.

(10)	Represents 13,384 shares held directly, 37,813 vested stock options and 4,923 RSUs expected to vest within 60 days of March 22, 2019.

(11)	Represents 17,239 shares held directly and 8,542 RSUs expected to vest within 60 days of March 22, 2019.

Greater than 5% Stockholders, as of March 22, 2019	Number	%
BlackRock, Inc. (1)	9,522,191	14.1%
Oaktree Capital Management LP (2)	5,681,992	8.4%
Vanguard Group Inc (3)	5,604,394	8.3%
SMALLCAP World Fund Inc (4)	5,036,127	7.5%
Capital Research Global Investors (5)	3,481,202	5.2%
Wellington Management Group LLP (6)	3,460,683	5.1%
________________

(1)
Based on a Schedule 13G/A filed with the SEC on January 31, 2019. The number of shares reported includes: (a) 9,384,410 over which BlackRock, Inc.has sole voting power and (b) 9,522,191 over which it has sole dispositive power. Subsidiaries of BlackRock, Inc. reported to have acquired the securities being reported include BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, Blackrock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (entity beneficially owns 5% or greater of the outstanding shares reported by BlackRock, Inc.) BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management,Inc., BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC. Item 6 of the 13G/A reports that iShares Corp S&P small-cap ETF owns more than 5% of NMI's common stock. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
Based on a Schedule 13G/A filed with the SEC on February 9, 2018. The number of shares reported includes: 5,681,992 shares over which Oaktree Value Equity Holdings, L.P. (VE Holdings) has sole voting and dispositive power. Oaktree Value Equity Fund GP, L.P. (VEF GP) is the general partner of VE Holdings. Oaktree Value Equity Fund GP Ltd. (VEF Ltd.) is the general partner of VEF GP. Oaktree Value Equity Fund-SP GP, L.P. (VEF-SP GP) is the general partner of Oaktree Value Equity Fund-SP, L.P. (VEF-SP). Oaktree Capital Management, L.P. (Management) is the sole director of VEF Ltd and the general partner of VEF-SP GP. Oaktree Holdings, Inc. (Holdings) is the general partner of Management. Oaktree Fund GP I, L.P. (GP I) is the sole shareholder of VEF Ltd. Oaktree Capital I, L.P. (Capital I) is the general partner of GP I. OCM Holdings I, LLC (OCM Holdings I) is the general partner of Capital I. Oaktree Holdings, LLC (Holdings LLC) is the managing member of OCM Holdings, I. Oaktree Capital Group, LLC (OCG) is the sole shareholder of Holdings and the managing member of Holdings LLC. Oaktree Capital Group Holdings, GP, LLC, (OOGH) is the manager of OCG. The principal business address for each of the above reporting persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(3)
Based on a Schedule 13G/A filed with the SEC on February 11, 2019. The number of shares reported includes: (a) 119,082 shares over which The Vanguard Group has sole voting power; (b) 10,007 shares over which The Vanguard Group has shared voting power; (c) 5,481,621 shares over which The Vanguard Group has sole dispositive power; and (d) 122,773 shares over which The Vanguard Group has shared dispositive power. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 112,766 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 16,323 shares as a result of serving as investment manager of Australian investment offerings. The reporting person's principal business address is 100 Vanguard Blvd., Malvern, PA19355.

(4)
Based on a Schedule 13G/A filed with the SEC on February 14, 2019. SMALLCAP World Fund, Inc. reports that it is an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company (CRMC) and is the beneficial owner of the shares reported. CRMC manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital World Investors, and Capital International Investors. These divisions generally function separately from each other with respect to investment research activities, and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. The principal business address of the reporting person is 6455 Irvine Center Drive, Irvine, CA 92618-4518.

(5)
Based on a Schedule 13G/A filed with the SEC on February 14, 2019. The number of shares reported includes 3,481,202 shares over which Capital Research Global Investors (Capital) has sole voting and dispositive power. As to the 3,481,202 shares, Capital disclaims beneficial ownership pursuant to Rule 13d-4. Capital is a division of Capital Research and Management Company. Capital's principal business address is 333 South Hope Street, Los Angeles, CA 90071.

(6)
Based on a Schedule 13G/A filed with the SEC on February 12, 2019. The number of shares reported includes: (a) 3,007,393 shares over which Wellington Management Group LLP (Wellington) has shared voting power and (b) 3,460,683 shares over which it has shared dispositive power. The securities as to which the Schedule 13G is filed are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington, including Wellington Group Holdings LLP, Wellington Investment Advisors LLP, Wellington Management Global Holdings, Ltd., Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington

Management Japan Pte Ltd and Wellington Management Australia Pty Ltd. The securities as to which the Schedule 13G is filed by Wellington as parent holding company of certain holding companies and Wellington Investment Advisors, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington. Wellington's principal business address is c/o Wellington Management Company LLP, 280 Congress Street, Boston MA 02210.
Compliance with Section 16(a) Beneficial Ownership Reporting
SEC rules require our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Such persons are required to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we believe that all our officers, directors and greater than 10% beneficial owners complied with their filing requirements for 2018, except one report related to common stock sales on August 21, 2018, which was filed on August 24, 2018.
Equity Compensation Plans Information
The following table sets forth information as of December 31, 2018 with respect to compensation plans under which shares of the Company's common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (2)	Weighted-average exercise price of outstanding options, warrants, and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (4)
Equity compensation plans approved by security holders (1)	4,635,508	$11.42	2,840,700
Equity compensation plans not approved by security holders	—	—	—
Total	4,635,508	$11.42	2,840,700

(1)	NMI Holdings, Inc. 2012 Stock Incentive Plan (2012 Plan) and NMI Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan (2014 Plan).

(2)
Includes 2,461,573 and 420,900 shares to be issued upon exercise of outstanding stock options under the 2012 and 2014 Plans, respectively, and 29,728 and 1,723,307 unvested RSUs granted under the 2012 and 2014 Plans, respectively.

(3)	Weighted-average exercise price is based solely on outstanding options.

(4)	The amount shown includes 810,876 shares available for use with awards granted under the 2012 Plan and 2,029,824 shares available for use with awards granted under the 2014 Plan.

ITEM 2 - ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION
This "say-on-pay" proposal gives our stockholders the opportunity to approve on a non-binding, advisory basis, the compensation of our NEOs as described in detail above under the heading "Compensation of Named Executive Officers." As of December 31, 2018, we no longer qualified as an "emerging growth company," and as such, this is the first year that we are including proposals on say-on-pay and on the frequency of future say-on-pay votes in our proxy statement. As described below in Item No. 3, our board of directors is recommending that we conduct the say-on-pay vote on an annual basis.
As described in this proxy statement, our executive compensation programs are designed to attract, retain and motivate our NEOs, who are critical to our success, while maximizing stockholder value creation over the long-term. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described above. Accordingly, we strongly believe you should approve our NEOs' compensation. Although the say-on-pay vote is advisory, we value stockholder input, and the Committee will review and consider the voting results when making future decisions regarding the Company's compensation philosophy and plan design.
Stockholder Vote Required
Approval of the compensation of our NEOs requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.
Board Recommendation
The Board unanimously recommends that you vote for the approval of our executive compensation.

ITEM 3 - ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
This proposal gives our stockholders the opportunity to vote, on an advisory basis, whether they would like to cast an advisory vote on the compensation of our NEOs every one, two or three years. After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us. In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation program as disclosed in the proxy statement every year. Although the vote on this proposal is advisory, we value stockholder input, and will consider the voting results when making future decisions regarding the frequency of advisory votes on executive compensation.
Stockholder Vote Required
The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast in favor of such frequency, whether every one, two or three years, will be the frequency of the advisory vote on executive compensation that stockholders are deemed to have approved.
Board Recommendation
The Board unanimously recommends a vote for the option of "ONE YEAR" as the frequency of the stockholder vote on our executive compensation.

ITEM 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee has appointed the accounting firm of BDO USA, LLP (BDO) as our independent registered public accounting firm for the year ending December 31, 2019. As a matter of good corporate governance, the Board is seeking stockholder ratification of the appointment even though ratification is not legally required. If stockholders do not ratify this appointment, the Audit Committee will take this into consideration in its future selection of an independent registered public accounting firm. A representative of BDO is expected to attend the Annual Meeting and will be given an opportunity to make a statement and respond to appropriate questions.
Audit and Other Fees
For the years ended December 31, 2018 and December 31, 2017, BDO billed us fees for services of the following types:

	2018	2017
Audit Fees	$973,858	$790,532
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$973,858	$790,532
Audit Fees for 2018 and 2017 include BDO's review of our quarterly GAAP financial statements, audit of our year-end financial statements on a GAAP and statutory basis, review of SEC filings and expenses incurred by BDO in connection with providing services to NMI under the terms of the engagement.
The Audit Committee is responsible for pre-approving audit services and all permitted non-audit services that will cost in excess of $25,000 to be performed by the independent auditor. The Audit Committee is also responsible for establishing policies and procedures for the engagement of the independent auditor to provide permitted audit and non-audit services. If we desire the independent auditor to provide an audit or non-audit service that has not been pre-approved, the service may be presented for pre-approval by the Audit Committee at its next meeting, or for services that arise between Audit Committee meetings, such pre-approval may be delegated to the Chair of the Audit Committee or a sub-committee of the Audit Committee, with any such delegated approval reported to the Audit Committee at its next meeting. The Audit Committee pre-approved all of the services that BDO provided in 2018.
Stockholder Vote Required
The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2019 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.
Board Recommendation
The Board unanimously recommends that you vote for the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019.

Appendix A

Explanation and Reconciliation of Our Use of Non-GAAP Financial Measures
We believe that use of the non-GAAP measure of adjusted net income enhances the comparability of our fundamental financial performance between periods and provides relevant information to investors. This non-GAAP financial measure aligns with the way the Company's business performance is evaluated by management. The measure is recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The measure has been established in order to increase transparency and enhance the comparability of our fundamental operating trends across periods.
Adjusted net income is defined as GAAP net income, excluding the after-tax effects of the gain or loss related to the change in fair value of our warrant liability, periodic costs incurred in connection with capital markets transactions, net realized gains or losses from our investment portfolio, and if applicable, discrete, non-recurring and non-operating items in the periods in which such items are incurred. Adjustments to components of pre-tax income are tax effected using the applicable statutory tax rate for the respective periods.
Although adjusted net income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items: (1) are not viewed as part of the operating performance of our primary activities; or (2) are impacted by market, economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, and the reasons for their treatment, are described below.

(1)
Change in fair value of warrant liability. Outstanding warrants at the end of each reporting period are revalued, and any change in fair value is reported in the statements of operations in the period in which the change occurred. The change in the fair value of our warrant liability can vary significantly across periods and is influenced principally by equity market and general economic factors that do not impact or reflect our current period operating results. We believe trends in our operating performance can be more clearly identified by excluding fluctuations related to the change in fair value of our warrant liability.

(2)
Capital markets transaction costs. Capital markets transaction costs result from activities that are undertaken to improve our debt profile or enhance our capital position through activities such as debt refinancing and capital markets reinsurance transactions that may vary in their size and timing due to factors such as market opportunities, tax and capital profile, and overall market cycles.

(3)
Net realized investment gains and losses. The recognition of net investment gains or losses can vary significantly across periods as the timing is highly discretionary and is influenced by factors such as market opportunities, tax and capital profile, and overall market cycles that do not reflect our current period operating results.

(4)
Infrequent or unusual non-operating items. Items that are the result of unforeseen or uncommon events, which occur separately from operating earnings and are not expected to recur in the future. Identification and exclusion of these items provides clarity about the impact special or rare occurrences may have on our current financial performance. Past adjustments under this category include the effects of the release of the valuation allowance recorded against our net federal and certain state net deferred tax assets in 2016 and the re-measurement of our net deferred tax assets in connection with tax reform in 2017. We believe such items are non-recurring in nature, are not part of our primary operating activities and do not reflect our current period operating results. There were no infrequent or unusual non-operating items for the periods presented in this proxy statement.

i

Appendix A

Non-GAAP Financial Measure Reconciliation

	Year Ended
(In Thousands, except for per share data)	2018	2017
As Reported
Revenues
Net premiums earned	$251,197	$165,740
Net Investment Income	23,538	16,273
Net realized investment gains	57	208
Other revenues	233	522
Total revenues	275,025	18,743
Expenses
Insurance claims and claims expenses	5,452	5,339
Underwriting and operating expenses	117,236	106,979
Total expenses	122,688	112,318
Other Expense
Gain (Loss) from change in fair value of warrant liability	(1,397)	(4,105)
Interest expense	(14,979)	(13,528)
Total other expense	(16,376)	(17,633)

Income before income taxes	135,961	52,792
Income tax expense	28,034	30,742
Net income	$107,927	$22,050
Adjustments:
Net realized investment (gains)	(57)	(208)
(Gain) Loss from change in fair value of warrant liability	1,397	4,105
Capital markets transaction costs	4,894	4,816
Adjusted Income before income taxes	142,195	61,505

Income tax expense on adjustments	905	3,050
Deferred tax (expense) adjustments	—	(13,554)
Adjusted Net income	$113,256	$41,267

ii

Appendix A

We also believe that use of the non-GAAP measures of adjusted operating income, adjusted return-on-equity and adjusted expense ratio assist in the measurement of performance for bonus determination. Use of these non-GAAP financial measures are consistent with the performance goals set forth in the NMI Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan and the Company's 2018 operational plan and budget approved by the Board.
Adjusted operating income, as approved by the Compensation Committee, is defined as GAAP pre-tax income, excluding the pre-tax impact of net realized investment gains (losses), bonus accruals and performance awards above/below target and certain expenses related to capital transactions.
Adjusted return-on-equity, as approved by the Compensation Committee, is defined as GAAP net income, excluding the after-tax impact of net realized investment gains (losses), bonus accruals and performance awards above/below target and certain expenses related to capital transactions divided by average GAAP shareholders' equity for the fiscal year, excluding the GAAP impact of changes in accumulated comprehensive other income.
Adjusted expense ratio, as approved by the Compensation Committee, is defined as GAAP underwriting and operating expense, excluding the pre-tax impact of bonus accruals and performance awards above/below target and certain expenses related to capital transactions divided by GAAP net premiums earned.
The items excluded from adjusted operating income, adjusted return-on-equity and adjusted expense ratio represent items that are calculated in accordance with formulas approved by the Compensation Committee. The primary purpose of the exclusions from operating income is to remove elements of income or loss which, in the judgment of the Compensation Committee, are not appropriate to consider for purposes of assessing the Company's achievement of the corporate bonus objectives.

(1)
Net realized investment gains (losses). The recognition of net investment gains or losses can vary significantly across periods as the timing is highly discretionary and is influenced by factors such as market opportunities, tax and capital profile, and overall market cycles that do not reflect our current period operating results.

(2)
Bonus accruals and performance awards above/below target. Adjusted operating income is one of the metrics used to set the threshold for the establishment of a bonus pool and performance targets; therefore, the metric was defined in a manner that would illustrate trends in profitability and operating performance without the impact of bonuses or performance awards above/below target. Expenses associated with these items are estimates recorded throughout the fiscal year, which are ultimately dependent on approval from the Compensation Committee.

(3)
Capital markets transaction costs. Expenses related to non-budgeted capital transactions and budgeted capital transactions with unexpected accounting treatment are excluded. Capital markets transaction costs result from activities that are undertaken to improve our debt profile or enhance our capital position through activities such as debt refinancing and capital markets reinsurance transactions that may vary in their size and timing due to factors such as market opportunities, tax and capital profile, and overall market cycles.

iii

FORM OF PROXY CARD

NMI HOLDINGS, INC. 2100 POWELL STREET, 12th FLOOR EMERYVILLE, CA 94608	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on Wednesday, May 8, 2019. Have this proxy card and the information that is printed in the box marked by the arrow in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/NMIH2019

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting until voting is closed. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on Wednesday, May 8, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E68227-P16580	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NMI HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the Election of Directors, FOR Proposal 2, FOR the option of every 1 YEAR in Proposal 3 and FOR Proposal 4.		ú	ú	ú
1.	Election of Directors
01)	Bradley M. Shuster	06)	Michael Montgomery
02)	Claudia J. Merkle	07)	Regina Muehlhauser
03)	Michael Embler	08)	James H. Ozanne
04)	James G. Jones	09)	Steven L. Scheid
05)	Lynn McCreary
						For	Against	Abstain
2.	Advisory approval of our executive compensation.					ú	ú	ú

					1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on whether the frequency of the stockholder vote on our executive compensation should be every 1, 2 or 3 years.				ú	ú	ú	ú

						For	Against	Abstain
4.	Ratification of the appointment of BDO USA, LLP as NMI Holdings, Inc.'s independent auditors.					ú	ú	ú

5.	Any other matters that may properly come before the Annual Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.					ú

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)			Date

To the Stockholders of NMI Holdings, Inc.:
The 2019 Annual Meeting of Stockholders ("Annual Meeting") of NMI Holdings, Inc. ("NMI") will be held as a virtual meeting on Thursday, May 9, 2019, at 8:30 A.M. Pacific Time, to vote on the following matters:

1.	The election of nine directors;

2.	Advisory approval of our executive compensation;

3.	Advisory vote on whether the frequency of the stockholder vote on our executive compensation should be every 1, 2 or 3 years;

4.	Ratification of the appointment of BDO USA, LLP as NMI's independent auditors; and

5.	Any other matters that properly come before the Annual Meeting.
The proxy statement contains information regarding the Annual Meeting, including information on the matters to be voted on prior to and during the Annual Meeting. If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2018 Annual Report and vote at www. proxyvote.com.
Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to promptly vote these shares by one of the methods listed on the reverse side of this proxy card.
You will be able to attend the Annual Meeting via live audio webcast by visiting NMI's virtual meeting website at www.virtualshareholdermeeting.com/NMIH2019 on Thursday, May 9, 2019, at 8:30 A.M. Pacific Time. Upon visiting the meeting website, you will be prompted to enter the 16-digit Control Number provided to you on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail. The unique Control Number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the Annual Meeting on the meeting website. Further instructions on how to attend and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are available at www.proxyvote.com.

Sincerely,
Bradley M. Shuster
Executive Chairman
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E68228-P16580
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NMI HOLDINGS, INC.
        The undersigned hereby appoints Bradley M. Shuster and William J. Leatherberry, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Class A Common Stock of NMI Holdings, Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of NMI Holdings, Inc. to be held on May 9, 2019 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

        THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED (1) FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1; (2) FOR  PROPOSAL 2; (3) FOR THE OPTION OF EVERY 1 YEAR IN PROPOSAL 3; (4) FOR PROPOSAL 4; AND (5) IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)
(Continued and to be marked, dated and signed, on the reverse side)